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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



                                  July 10, 2001

                DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)



                             MICRON TECHNOLOGY, INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)





           DELAWARE                    001-10658                75-1618004
 ----------------------------   ------------------------   -------------------
 (State or other jurisdiction   (Commission File Number)    (I.R.S. Employer
       of incorporation)                                   Identification No.)




                             8000 SOUTH FEDERAL WAY
                             BOISE, IDAHO 83716-9632

                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)




                                 (208) 368-4000

              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)


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Item 5.  Other Events

OVERVIEW

     This Current Report on Form 8-K includes the following:

     1. The Consolidated Financial Statements of Micron Technology, Inc. (the "Company") for its year ended August 31, 2000 restated to give effect to the disposition by one of its subsidiaries of its PC Operations;

     2. Management's Discussion and Analysis of Restated Financial Condition and Results of Operations with respect to the fiscal years covered by the restated Consolidated Financial Statements, which is a restatement of the Company's discussion and analysis filed with its Annual Report on Form 10-K for the year ended August 31, 2000 to make it consistent with the restated Consolidated Financial Statements;

     3. An updated "Description of Business" to describe the Company's current business after giving effect to the disposition by one of its subsidiaries of its PC Operations and other significant developments since the end of its last fiscal year.

     The Management's Discussion and Analysis of Restated Financial Condition and Results of Operations included in this Current Report on Form 8-K does not cover reporting periods subsequent to August 31, 2000 (other than under the captions "Micron Electronics, Inc." and "Certain Factors"). For information on subsequent reporting periods, please refer to the Company's Quarterly Reports on Form 10-Q for the quarters ended November 30, 2000, March 1, 2001 and May 31, 2001.

DESCRIPTION OF BUSINESS

     THE FOLLOWING DISCUSSION MAY CONTAIN TREND INFORMATION AND OTHER FORWARD-LOOKING STATEMENTS THAT INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES. FORWARD-LOOKING STATEMENTS MAY INCLUDE, BUT ARE NOT LIMITED TO, STATEMENTS MADE IN: "SEMICONDUCTOR OPERATIONS - PRODUCTS AND SERVICES" REGARDING THE 128 MEG SDRAM AS THE COMPANY'S PRIMARY PRODUCT IN 2001, THE USE OF DDR SDRAMS IN HIGH-END SERVER, WORKSTATIONS AND DESKTOP PC APPLICATIONS; AND "SEMICONDUCTOR OPERATIONS - RESEARCH AND DEVELOPMENT" REGARDING THE TRANSITION TO .15 MICRON AND .13 MICRON LINE-WIDTH PROCESS TECHNOLOGY. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE COMPANY'S HISTORICAL RESULTS OF OPERATIONS AND THOSE DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY INCLUDE, BUT ARE NOT LIMITED TO, THOSE IDENTIFIED IN "MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESTATED FINANCIAL CONDITION AND RESULTS OF OPERATIONS - CERTAIN FACTORS."

     THIS DESCRIPTION OF THE COMPANY'S BUSINESS HAS BEEN UPDATED TO REFLECT THE DISPOSITION BY ONE OF OUR SUBSIDIARIES OF ITS PC OPERATIONS IN MAY 2001. ALL PERIOD REFERENCES ARE TO THE COMPANY'S FISCAL PERIODS, UNLESS OTHERWISE INDICATED. FINANCIAL DATA FOR 1998, 1999 AND 2000 HAS BEEN RESTATED TO REFLECT THE DISPOSITION BY ONE OF OUR SUBSIDIARIES OF ITS PC OPERATIONS IN MAY 2001. THE NET ASSETS (LIABILITIES), RESULTS OF OPERATIONS AND CASH FLOWS OF THE PC BUSINESS HAVE BEEN REPORTED SEPARATELY AS DISCONTINUED PC OPERATIONS IN THE COMPANY'S CONSOLIDATED FINANCIAL STATEMENTS.

     THIS DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE COMPANY'S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED MAY 31, 2001. ALL PER SHARE AMOUNTS ARE PRESENTED ON A DILUTED BASIS UNLESS OTHERWISE STATED. ALL 1998 FINANCIAL DATA OF THE COMPANY HAS BEEN RESTATED TO INCLUDE THE RESULTS OF OPERATIONS OF RENDITION, INC., WHICH WAS MERGED WITH THE COMPANY ON SEPTEMBER 11, 1998.

GENERAL

     Micron Technology, Inc., and its subsidiaries (hereinafter referred to collectively as the "Company") principally design, develop, manufacture and market semiconductor memory products. Micron Technology, Inc. and its wholly-owned subsidiaries are hereinafter referred to collectively as "MTI."

     MTI, a Delaware corporation, was incorporated in 1978. MTI's executive offices are located at 8000 South Federal Way, Boise, Idaho 83716-9632 and its telephone number is (208) 368-4000. Information on the Company is available on the internet at www.micron.com.

     The Company is organized into two primary operating segments pursuant to its principal product categories: "Semiconductor Operations" and "Web-hosting Operations." Substantially all of the Company's consolidated sales to external customers for 2000 were attributable to the Company's Semiconductor Operations. Reference is made to the information regarding net sales, operating profit and identifiable assets by reportable segments, under the heading "Operating Segment and Geographic Information" in the "Notes to Consolidated Financial Statements."

     KMT ACQUISITION

     On April 30, 2001, the Company acquired Kobe Steel, Ltd.'s ("KSL") 75% interest in KMT Semiconductor, Limited ("KMT") (the "KMT Acquisition"), at which time KMT became a wholly-owned subsidiary of the Company. The KMT Acquisition was accounted for as a business combination using the purchase method of accounting. The purchase price of $31 million, net of $38 million cash acquired, which includes $25 million cash paid to KSL for land and KSL's equity interest in KMT, was allocated to the assets acquired and liabilities assumed based on their estimated fair values. In connection with the KMT Acquisition, the Company recorded total assets of $408 million, net of cash acquired, including deferred income taxes of $205 million and property, plant and equipment of $104 million, and total liabilities of $377 million, including debt and capital lease obligations totaling $296 million.

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     MICRON ELECTRONICS, INC.

     Micron Electronics, Inc. ("MEI"), is an approximately 60% owned, publicly-traded subsidiary of MTI and operates the Company's Web-hosting Operations. In the third quarter of 2001, MEI announced its intent to merge with Interland, Inc. ("Interland"), a provider of web-hosting services, disposed of its PC business and sold its SpecTek component recovery business to MTI. (See "Management's Discussion and Analysis of Restated Financial Condition and Results of Operations - Minority Interest.")

     On March 23, 2001, MEI entered into a merger agreement to acquire Interland in a stock-for-stock acquisition (the "Interland Merger") whereby Interland shareholders will own at closing approximately 30% of the combined company. Upon completion of the Interland Merger as proposed, MTI's ownership, approximately 59 million shares of MEI common stock, would be reduced from approximately 60% to 40% of MEI's outstanding common stock. As a result, MEI's financial results would no longer be consolidated in the Company's financial statements. The net book value of MEI common stock is expected to exceed the fair value of the MEI common stock to be issued in the Interland Merger. As a result, upon completion of the Interland Merger as proposed, the Company currently estimates it will recognize a loss of approximately $35 million.

     The Interland Merger has been approved by the Boards of Directors of MEI and Interland. The Interland Merger is subject to several conditions and approvals, including shareholder and regulatory approvals. MTI has agreed to vote its shares of MEI common stock in favor of the Interland Merger, and the holders of approximately 38% of Interland's outstanding common stock have agreed to vote their shares in favor of the Interland Merger. The Interland Merger is expected to close in August 2001.

     On May 31, 2001, MEI completed the disposition of its PC Operations to Gores Technology Group ("GTG"). In connection with the disposal, GTG received assets, including $76 million in cash, and assumed specified liabilities of the PC Operations. MEI may be required to provide additional cash to GTG if certain working capital requirements based on the net assets and liabilities transferred to GTG are not met. The Company's consolidated results of operations for the first nine months of 2001 include the effects of the disposition of MEI's PC Operations. The Company's consolidated net loss for the first nine months of 2001 of $50 million (or $0.08 per share) includes the loss, net of taxes and minority interest, on discontinued PC Operations of $104 million ($0.17 per share). The loss of $104 million for the first nine months of 2001 for the discontinued PC Operations consists of losses of $47 million on the disposal of the discontinued PC business, $21 million from the operations of the discontinued PC business from March 2, 2001 (the date on which MEI adopted the plan to discontinue its PC Operations) through May 31, 2001 and $36 million from the operations of the discontinued PC business from the beginning of fiscal 2001 through March 1, 2001. The Company recorded a loss of $12 million, net of taxes and minority interest, for the discontinued PC Operations in the third quarter of 2001, which reflects higher operating losses during the phase-out period and a higher loss on the disposal of the PC Operations than were estimated at the end of the second quarter of 2001. The losses recorded by the Company from operations of the PC business, net of taxes and minority interest, were $15 million and $34 million, respectively, for the third quarter and first nine months of 2000.

     Net sales from the Company's discontinued PC Operations were $125 million and $580 million for the third quarter and first nine months of 2001, respectively, and $235 million and $710 million for the third quarter and first nine months of 2000, respectively. Net sales from discontinued PC Operations were $974 million, $1,189 million and $1,461 million for 2000, 1999 and 1998, respectively. The Company's consolidated financial information has been restated to present the discontinued PC Operations separate from the results of the Company's continuing operations, and this description of our business generally focuses on continuing operations.

     From time to time MTI has contributed shares of MEI common stock to the Micron Technology Foundation, a charitable organization established by the Company, and may make additional contributions of a portion or all of its shares of MEI common stock in the future. Upon contribution of MEI shares to the Micron Technology Foundation, the Company incurs a charge to its results of operations for the carrying value of the shares contributed. As of May 31, 2001, the carrying value of the Company's investment in MEI was $190 million.

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SEMICONDUCTOR OPERATIONS

     PRODUCTS AND SERVICES

     The Company's Semiconductor Operations focus primarily on the design, development and manufacture of leading edge semiconductor memory products. The Company offers a wide variety of packaging and configuration options, architectures and performance characteristics to meet particular customer needs.

     DYNAMIC RANDOM ACCESS MEMORY ("DRAM"). DRAM is the Company's primary semiconductor memory product. DRAMs are high density, low-cost-per-bit, random access memory components that store digital information in the form of bits and provide high-speed storage and retrieval of data. DRAMs are the most widely used semiconductor memory component in computer systems. DRAM sales (exclusive of intersegment sales) represented approximately 93%, 95% and 84% of the Company's total net sales from continuing operations in 2000, 1999 and 1998, respectively, and 87% in the first nine months of 2001.

     Synchronous DRAMs ("SDRAMs") are memory components that operate faster than standard DRAMs, due in part to the addition of a clock input that synchronizes all operations and allows PC systems to transfer data at faster rates, enabling subsystems to maintain pace with high speed CPUs and graphics engines. SDRAMs are currently the most popular and highest volume type of semiconductor memory and are used in computing (notebook and desktop PCs and servers), networking, communications, and consumer applications. The Company's primary product for 2000 was the 64 Meg SDRAM, available in multiple configurations, speeds and package types. The Company transitioned to the 128 Meg SDRAM as its primary product in the fourth quarter of 2000. The Company offers PC100 and PC133 64 Meg and 128 Meg SDRAMs. The Company began shipping 256 Meg SDRAMs in 2001.

     The Company continues to develop higher bandwidth DRAM products, including Double Data Rate ("DDR") SDRAM and Rambus(R) DRAM ("RDRAM(R)"). DDR SDRAM is a memory solution that leverages existing SDRAM technology by supporting data transfers on both edges of each clock cycle, effectively doubling the memory chip's data throughput. DDR SDRAMs are currently being used in high-end graphics and networking cards, and the Company anticipates that they will be used in high-end server, workstation and desktop PC applications. RDRAM is a technology that uses a high-speed memory interface and is expected to be used in certain high-performance computer and consumer electronics applications.

     The Company continues to produce lower bandwidth DRAM products such as extended data out ("EDO") and fast page mode ("FPM") and lower density products such as the 16 Meg DRAM to support major original equipment manufacturer ("OEM") customer needs.

     STATIC RANDOM ACCESS MEMORY ("SRAM"). SRAMs are semiconductor devices that perform memory functions similar to DRAMs, but do not require memory cells to be electronically refreshed. This simplifies system design for memory applications utilizing SRAM and allows SRAM to operate faster. The Company produces SRAMs for the high-performance or high-bandwidth applications that require a "buffer" or "cache" of high-speed memory to provide data access and data routing quickly. SRAMs are a key component in leading-edge telecommunications and networking applications where bandwidth is a critical system parameter. The Company currently produces SyncBurst(TM) SRAM and Zero Bus Turnaround ("ZBT(R)") SRAM products in volume and recently began sampling DDR SRAM and Quad Data Rate ("QDR(TM)") SRAM products targeting the next generation of high performance computing, networking and communications applications. Sales of SRAM products represented approximately 2% and 4% of the Company's total net sales from continuing operations in 2000 and the first nine months of 2001, respectively.

     FLASH MEMORY DEVICES ("FLASH"). Flash are non-volatile semiconductor devices that retain memory content when the power is turned off, and are electrically re-writeable. Flash is used in networking applications, workstations, servers, PCs, and handheld electronic devices such as digital cellular phones, digital cameras, and digital music players. The Company offers a variety of Flash devices in various densities including Boot Block Flash Memory, even-sectored Flash Memory, Compact Flash Cards, and Flash for the wireless cell phone market. Sales of Flash devices represented approximately 1% and 3% of the Company's total net sales from continuing operations in 2000 and the first nine months of 2001, respectively.

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     MANUFACTURING

     The Company is a leading global manufacturer of semiconductor memory products with manufacturing facilities located in the United States, Italy, Singapore, Japan and United Kingdom. The Company's manufacturing facilities all operate 24 hours per day, 7 days per week. The Company develops leading-edge manufacturing process technology at its research and development wafer fabrication facility in Boise, Idaho, which is then deployed to its fabrication facilities in Boise, Italy and Japan and its joint venture fabrication facility, TECH Semiconductor Singapore Pte. Ltd. ("TECH").

     The Company's process for manufacturing semiconductor products is complex, involving a number of precise steps, including wafer fabrication, assembly, burn-in and final test. Efficient production of semiconductor memory products requires utilization of advanced semiconductor manufacturing techniques and effective deployment of these techniques across multiple facilities. The primary determinants of manufacturing cost are die size (since the potential number of good die per wafer increases with reduced die size), number of mask layers, yield of acceptable die produced on each wafer and labor productivity. Other factors that contribute to manufacturing costs are wafer size, number of fabrication steps, cost and sophistication of manufacturing equipment, equipment utilization, process complexity, cost of raw materials, labor productivity, package type and cleanliness. The Company is continuously enhancing production processes, reducing the die size of existing products and increasing capacity utilization throughout worldwide operations. The Company has begun work on a 300-millimeter ("300mm") pilot line and is evaluating plans to perform large-scale manufacturing using 300mm wafer processing.

     Wafer fabrication occurs in a highly controlled, clean environment to minimize dust and other yield- and quality-limiting contaminants. Despite stringent manufacturing controls, dust particles, equipment errors, minute impurities in materials, defects in photomasks or other problems may cause a substantial percentage of wafers to be scrapped or individual circuits to be nonfunctional. Success of the Company's manufacturing operations depends largely on minimizing defects and thereby maximizing yield of high-quality circuits. In this regard, the Company employs rigorous quality controls throughout the manufacturing, screening and testing processes. The Company is able to recover many nonstandard devices by testing and grading them to their highest level of functionality.

     After fabrication, each silicon wafer is separated into individual die. Functional die are connected to external leads by extremely fine wire and assembled into plastic packages. Each completed package is then inspected, sealed and tested. The assembly process uses high-speed automatic systems such as wire bonders, as well as semi-automatic plastic encapsulation and solder systems. The Company tests its products at various stages in the manufacturing process, performs high temperature burn-in on finished products and conducts numerous quality control inspections throughout the entire production flow. In addition, the Company uses its proprietary AMBYX line of intelligent test and burn-in systems to perform simultaneous circuit tests of all die during the burn-in process, capturing quality and reliability data and reducing testing time and cost. After test, the Company assembles the majority of its memory products into memory modules before sale to customers. Memory modules consist of an array of memory components attached to Company designed printed circuit boards ("PCBs") that connect to computer systems or other electronic devices. Memory components are attached to PCBs in a soldering process performed by screen printing machines and high speed automated pick and place machines. Completed modules are extensively tested by custom equipment and visual inspection.

     Substantially all of the Company's manufacturing operations are dependent on electronic information systems. These information systems enable the Company to maximize the efficiency of its manufacturing operations by controlling equipment and processes, tracking key operational and engineering metrics, providing decision support and measuring overall operating results. Hardware or software failures in the information systems could disrupt the Company's manufacturing operations.

     On April 30, 2001, MTI purchased KSL's 75% equity interest in KMT, a wafer fabrication joint venture between MTI and KSL. As a result, KMT became a wholly-owned subsidiary of MTI.

     TECH SEMICONDUCTOR PTE. LTD. TECH, which operates in Singapore, is a memory manufacturing joint venture among MTI, the Singapore Economic Development Board, Canon Inc. and Hewlett-Packard Company. TECH's semiconductor manufacturing facilities use the Company's product and process technology. For purposes

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of the discussion herein, production from TECH is treated as production from the
Company's Semiconductor Operations.

     Subject to specific terms and conditions, MTI has agreed to purchase all of the products manufactured by TECH. TECH supplied approximately 20% of the total megabits of memory produced by the Company in 2000. MTI purchases semiconductor memory products from TECH at prices determined quarterly, generally based on a discount from average selling prices realized by the Company for the immediately preceding quarter. MTI generally purchases products from TECH in their completed component form and performs assembly and test services for TECH. MTI also provides certain technology, engineering, and training support to TECH. All transactions with TECH are recognized as part of the net cost of products purchased from TECH.

     AVAILABILITY OF RAW MATERIALS

     The Company's Semiconductor Operations require raw materials that meet exacting standards. The Company generally has multiple sources of supply; however, there are only a limited number of suppliers capable of delivering certain raw materials that meet our standards. Various factors, including increases in worldwide semiconductor manufacturing, could reduce the availability of raw materials such as silicon wafers, photomasks, chemicals, gases, lead frames and molding compound. The Company's Semiconductor Operations have not been interrupted in the past by shortages of raw materials. Nevertheless, shortages may occur from time to time in the future. Also, lead times for the supply of raw materials have been extended in the past. If the Company's supply of raw materials is interrupted, or lead times are extended, results of operations could be adversely affected.

     MARKETING AND CUSTOMERS

     The Company's semiconductor memory products are sold primarily to the PC, telecommunications and networking hardware markets. The Company supplies several major PC original equipment manufacturers with more than 30% of their memory requirements. Sales to Dell Computer Corporation and Compaq Computer Corporation both exceeded 10% of net sales for continuing operations in 2000. Sales to Dell Computer Corporation also exceeded 10% of net sales for continuing operations in 1999 and 1998.

     The Company markets its semiconductor memory products primarily through its own direct sales force. The Company also sells products through independent sales representatives, distributors and its retail sales division, Crucial Technology. The Company maintains semiconductor sales offices in North America, Asia and Europe. Sales representatives obtain orders subject to final acceptance by the Company and are compensated on a commission basis. The Company makes shipments against these orders directly to the customer. Distributors carry the Company's products in inventory and typically sell a variety of other semiconductor products, including competitors' products. Semiconductor memory products sold through distributors approximated 14%, 11% and 11% of Semiconductor Operations' net sales for continuing operations in 2000, 1999 and 1998, respectively. The Company also markets application specific DRAM under the SpecTek brand name.

     The semiconductor memory industry is characterized by rapid technological change, relatively short product life cycles, frequent product introductions and enhancements, difficult product transitions and volatile market conditions. In the past, the semiconductor industry, and the DRAM market in particular, have been highly cyclical. DRAMs have historically been considered commodity products; however, the DRAM market is currently in the process of segmenting, with diverse memory needs being driven by the different requirements of desktop and notebook PC's, servers, workstations, hand-helds, and communications, industrial and other applications that demand specific memory solutions. Many of the Company's customers require a thorough review or "qualification" of semiconductor memory products, which may take several months. As the Company further diversifies its product lines and reduces the die sizes of existing memory products, more products become subject to qualification. There can be no assurance that new products will be qualified for purchase by existing or potential customers.

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     BACKLOG

     Cyclical industry conditions make it difficult for many customers to enter into long-term, fixed-price contracts and, accordingly, new order volumes for the Company's semiconductor memory products fluctuate significantly. Orders are typically accepted with acknowledgment that the terms may be adjusted to reflect market conditions at the delivery date. Customers can change delivery schedules or cancel orders without significant penalty. For these reasons, the Company does not believe that its backlog of semiconductor memory products as of any particular date is a reliable indicator of actual sales for any succeeding period.

     PRODUCT WARRANTY

     Because the design and production process for semiconductor memory is highly complex, it is possible that the Company may produce products that do not comply with customer specifications, contain defects or are otherwise incompatible with end uses. To mitigate these issues, the Company generally provides a limited warranty that its semiconductor memory products are in compliance with specifications existing at the time of delivery. Under the Company's sales confirmation orders, liability for a stated warranty period is usually limited to replacement of defective items or return of amounts paid.

     COMPETITION

     The Company's Semiconductor Operations experience intense competition from a number of companies, including Elpida Memory, Inc., Hynix Semiconductor, Inc., Infineon Technologies AG and Samsung Semiconductor, Inc. Some of the Company's competitors are large corporations or conglomerates, which may have greater resources to withstand downturns in the semiconductor memory market, invest in new technology and capitalize on growth opportunities. Like the Company, these competitors aggressively seek to improve yields, reduce die size and decrease mask levels in their product designs. These improvements could significantly increase worldwide supply leading to downward pressures on prices.

     RESEARCH AND DEVELOPMENT

     Substantially all of the Company's research and development efforts relate to its Semiconductor Operations. To compete in the semiconductor memory industry, the Company must continue to develop technologically advanced products and processes. The Company believes that expansion of semiconductor product offerings is necessary to meet expected market demand for specific memory solutions. The Company's total research and development expenditures for continuing operations were $427 million, $321 million and $277 million in 2000, 1999 and 1998, respectively, and $384 million for the first nine months of 2001.

     Research and development expenses relating to the Company's Semiconductor Operations vary primarily with personnel costs, the number of development wafers processed and the cost of advanced equipment dedicated to new product and process development. Process technology research and development efforts are focused on .15 micron and .13 micron line-width process technologies, which will enable the Company to transition to next generation products. Application of advanced process technology currently is concentrated on design of shrink versions of the Company's 128 Meg SDRAMs and on design and development of the Company's Flash, 256 Meg and 512 Meg SDRAMs, DDR SDRAM and SRAM memory products. Other research and development efforts are currently devoted to the design and development of embedded memory, and advanced DRAM technology ("ADT") products. The Company is also developing technology which enables the use of standard memory products and new memory applications.

     Substantially all of the Company's operations use .18 micron or .15 micron line-width process technology. The Company began its transition to .15 micron line-width process technology in 2000 and has completed the transition of a majority of its manufacturing operations to .15 micron line width process technology in 2001. The Company anticipates that it will move to .13 micron line-width process technology in the next few years as needed for the development of future generation semiconductor products.

                                       6

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WEB-HOSTING OPERATIONS

     Revenues from Web-hosting Operations represented approximately 1% of the Company's net sales for continuing operations in 2000 and the first nine months of 2001, respectively. The Company's Web-hosting Operation was formed through the integration of four companies acquired by MEI during 1999 and 2000 and operates in a subsidiary of MEI, "HostPro." HostPro offers a broad range of business-to-business Internet products and services, including managed dedicated hosting services, co-location and connectivity services, electronic commerce services, application hosting and other web hosting products specifically designed to meet the needs of small- and medium-sized businesses.

INTERNATIONAL SALES

     International sales from continuing operations totaled $1.6 billion for the first nine months of 2001. International sales from continuing operations totaled $2.8 billion for 2000 and included approximately $1.2 billion in sales to Europe and $1.1 billion in sales to the Asia Pacific region. International sales from continuing operations approximated $1.0 billion and $526 million for 1999 and 1998, respectively.

PATENTS AND LICENSES

     As of May 31, 2001, the Company owned approximately 5,537 United States patents and 411 foreign patents. In addition, the Company has numerous United States and international patent applications pending.

     From time to time, others have asserted, and may in the future assert, that our products or our processes infringe their product or process technology rights. In this regard, we are currently engaged in litigation with Rambus, Inc. ("Rambus") relating to certain of Rambus' patents. Lawsuits between Rambus and the Company are pending in the United States, Germany, France, the United Kingdom and Italy. On September 29, 2000, Rambus filed a preliminary proceeding against the Company and EBV (a distributor of the Company's products) in the Civil Court of Monza, Italy, alleging that certain SDRAM and DDR SDRAM products infringe the Italian counterpart to European patent 525 068, and seeking the entry of a preliminary injunction as to products manufactured at the Company's Avezzano, Italy, site. On May 24, 2001, the trial judge issued a decision in which the court rejected Rambus' assertions of infringement and denied its request for a preliminary injunction. Rambus appealed the ruling to the Monza appeals panel and a hearing is set for July 12, 2001. Legal proceedings are also pending between the Company and Rambus in the U.S. District Court for the District of Delaware and in other jurisdictions. On August 28, 2000, the Company filed a declaratory judgment action against Rambus in the U.S. District Court for the District of Delaware. On February 1, 2001, the Company amended its complaint. Pursuant to its complaint, the Company is seeking (1) relief under the federal antitrust laws for violations by Rambus of Section 2 of the Sherman Act; (2) a declaratory judgment that (a) certain Rambus patents are not infringed, are invalid and/or are unenforceable, (b) the Company has an implied license to Rambus' patents, and (c) Rambus is estopped from enforcing its patents against the Company because of its conduct in the Joint Electron Device Engineering Council standards setting body; and (3) damages and declaratory relief for Rambus' breach of contract, fraud, deceptive trade practices, negligent misrepresentation, and conduct requiring the application of equitable estoppel. On February 15, 2001, Rambus filed an Answer and Counterclaim. Rambus denies that the Company is entitled to relief and has alleged willful infringement by the Company of eight Rambus patents. Trial is currently scheduled for October 29, 2001. The Company cannot predict the outcome of these suits. A determination that our manufacturing processes or products infringe the product or process rights of others could result in significant liability and/or require us to make material changes to our products and/or manufacturing processes. Any of the foregoing results could have a material adverse effect on our business, results of operations or financial condition.

     We have a number of patent and intellectual property license agreements. Some of these license agreements require us to make one-time or periodic payments. We may need to obtain additional patent licenses or renew existing license agreements in the future. We are unable to predict whether these license agreements can be obtained or renewed on acceptable terms.

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EMPLOYEES

     As of May 31, 2001, the Company had approximately 19,300 employees, including approximately 18,500 in Semiconductor Operations and approximately 500 in the Web-hosting Operations. The remaining balance of employees were employees of MEI's discontinued PC operation. The Company has approximately 4,000 and 2,000 employees in Asia and Europe, respectively. The Company's Italian employees are represented by labor organizations that have entered into national and local labor contracts with the Company. The Company's employment levels can vary depending on market conditions and the level of the Company's production, research and product and process development and administrative support activities. Many of the Company's employees are highly skilled, and the Company's continued success depends in part upon its ability to attract and retain such employees. The loss of key Company personnel could have an adverse effect on the Company's results of operations.

ENVIRONMENTAL MATTERS

     Government regulations impose various environmental controls on discharges, emissions and solid wastes from the Company's manufacturing processes. In 2000 and the first nine months of 2001, MTI's wafer fabrication facilities continued to conform to the requirements of ISO 14001 certification. To continue certification, MTI met requirements in environmental policy, compliance, planning, management, structure and responsibility, training, communication, document control, operational control, emergency preparedness and response, record keeping and management review. While the Company has not experienced any materially adverse effects on its operations from environmental or other government regulations, changes in the regulations could necessitate additional capital expenditures, modification of operations or other compliance actions. Additionally, the extensive process required to obtain permits for expansion of facilities may affect how quickly the Company can respond to increases in market demand.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESTATED FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Micron Technology, Inc. and its subsidiaries (hereinafter referred to collectively as the "Company") principally design, develop, manufacture and market semiconductor memory products. Micron Technology, Inc. and its wholly-owned subsidiaries are hereinafter referred to collectively as "MTI."

     THE FOLLOWING DISCUSSION MAY CONTAIN TREND INFORMATION AND OTHER FORWARD-LOOKING STATEMENTS THAT INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES. FORWARD-LOOKING STATEMENTS MAY INCLUDE, BUT ARE NOT LIMITED TO, STATEMENTS MADE IN: "RESEARCH AND DEVELOPMENT" REGARDING THE TRANSITION TO .15 MICRON AND .13 MICRON LINE-WIDTH PROCESS TECHNOLOGY; "INCOME TAX PROVISION (BENEFIT)" REGARDING FAVORABLE TAX TREATMENT FROM CERTAIN FOREIGN OPERATIONS; AND "LIQUIDITY AND CAPITAL RESOURCES" REGARDING CAPITAL SPENDING IN 2001. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE COMPANY'S HISTORICAL RESULTS OF OPERATIONS AND THOSE DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY INCLUDE, BUT ARE NOT LIMITED TO, THOSE IDENTIFIED IN "CERTAIN FACTORS." THIS DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS AND ACCOMPANYING NOTES. ALL PERIOD REFERENCES ARE TO THE COMPANY'S FISCAL PERIODS, UNLESS OTHERWISE INDICATED. SHARES AND PER SHARE AMOUNTS FOR ALL PERIODS PRESENTED REFLECT A TWO-FOR-ONE STOCK SPLIT EFFECTED IN THE FORM OF A STOCK DIVIDEND ON MAY 1, 2000. ALL PER SHARE AMOUNTS ARE PRESENTED ON A DILUTED BASIS UNLESS OTHERWISE STATED. ALL 1998 FINANCIAL DATA OF THE COMPANY HAS BEEN RESTATED TO INCLUDE THE RESULTS OF OPERATIONS OF RENDITION, INC., WHICH WAS MERGED WITH THE COMPANY ON SEPTEMBER 11, 1998.

     THE MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESTATED FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS ("MD&A") CONTAINED HEREIN RESTATES THE MD&A DISCUSSION CONTAINED IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED AUGUST 31, 2000, TO BE CONSISTENT WITH THE COMPANY'S RESTATED FINANCIAL STATEMENTS CONTAINED IN THIS REPORT ON FORM 8-K. THE CONSOLIDATED FINANCIAL STATEMENTS HAVE BEEN RESTATED AS A RESULT OF THE DISPOSITION BY ONE OF THE COMPANY'S SUBSIDIARIES OF ITS PC OPERATIONS ON MAY 31, 2001. AS A RESULT OF THE RESTATEMENT OF THE CONSOLIDATED FINANCIAL STATEMENTS, THE NET ASSETS (LIABILITIES), RESULTS OF OPERATIONS AND CASH FLOWS OF THE PC OPERATIONS HAVE BEEN REPORTED SEPARATELY AS DISCONTINUED PC OPERATIONS IN THE COMPANY'S CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED AUGUST 31, 2000, SEPTEMBER 2, 1999 AND SEPTEMBER 3, 1998. EXCEPT FOR THE DISCUSSION IN THE "MICRON ELECTRONICS, INC." AND "CERTAIN FACTORS" SECTIONS BELOW, THE MD&A DISCUSSION CONTAINED HEREIN DOES NOT COVER REPORTING PERIODS SUBSEQUENT TO AUGUST 31, 2000. FOR INFORMATION ON SUBSEQUENT REPORTING PERIODS, PLEASE REFER TO THE COMPANY'S QUARTERLY REPORTS ON FORM 10-Q FOR THE QUARTERS ENDED NOVEMBER 30, 2000, MARCH 1, 2001 AND MAY 31, 2001.

MICRON ELECTRONICS, INC.

     Micron Electronics, Inc. ("MEI"), is an approximately 60% owned, publicly-traded subsidiary of MTI and operates the Company's Web-hosting Operations. In the third quarter of 2001, MEI announced its intent to merge with Interland, Inc. ("Interland"), a provider of web-hosting services, disposed of its PC business and sold its SpecTek component recovery business to MTI. (See "Minority Interest.")

     On March 23, 2001, MEI entered into a merger agreement to acquire Interland in a stock-for-stock acquisition (the "Interland Merger") whereby Interland shareholders will own at closing approximately 30% of the combined company. Upon completion of the Interland Merger as proposed, MTI's ownership, approximately 59 million shares of MEI common stock, would be reduced from approximately 60% to 40% of MEI's outstanding common stock. As a result, MEI's results would no longer be consolidated in the Company's financial statements. The net book value of MEI common stock is expected to exceed the fair value of the MEI common stock to be issued in the Interland Merger. As a result, upon completion of the Interland Merger as proposed, the Company currently estimates it will recognize a loss of approximately $35 million.

     The Interland Merger has been approved by the Boards of Directors of MEI and Interland. The Interland Merger is subject to several conditions and approvals, including shareholder and regulatory approvals. MTI has agreed to vote its shares of MEI common stock in favor of the Interland Merger and the holders of approximately 38% of Interland's outstanding common stock have agreed to vote their shares in favor of the Interland Merger. The Interland Merger is expected to close in August 2001.

     On May 31, 2001, MEI completed the disposition of its PC business to Gores Technology Group ("GTG"). In connection with the disposal, GTG received assets, including $76 million in cash, and assumed specified liabilities of the PC Operations. MEI may be required to provide additional cash to GTG if certain working capital requirements based on the net assets and liabilities transferred to GTG are not met. The Company's consolidated results of operations for the first nine months of 2001 include the effects of the disposition of MEI's PC business. The Company's consolidated net loss for the first nine months of 2001 of $50 million (or $0.08 per share) includes the loss, net of taxes and minority interest, on discontinued PC Operations of $104 million ($0.17 per share). The loss of $104 million for the first nine months of 2001 for the discontinued PC Operations consists of losses of $47 million on the disposal of the discontinued PC business, $21 million from the operations of the discontinued PC business from March 2, 2001 (the date on which MEI adopted the plan to discontinue its PC Operations), through May 31, 2001, and $36 million from the operations of the discontinued PC business from the beginning of fiscal 2001 through March 1, 2001. The Company recorded a loss of $12 million, net of taxes and minority interest, for the discontinued PC Operations in the third quarter of 2001, which reflects higher operating losses during the phase-out period and a higher loss on the disposal of the PC business than were estimated at the end of the second quarter of 2001. The losses from operations of the PC business, net of taxes and minority interest, were $15 million and $34 million, respectively, for the third quarter and first nine months of 2000.

     Net sales from the Company's discontinued PC Operations were $125 million and $580 million for the third quarter and first nine months of 2001, respectively, and $235 million and $710 million for the third quarter and first nine months of 2000, respectively. Net sales from the discontinued PC Operations were $974 million, $1,189 million and $1,461 million for 2000, 1999 and 1998, respectively. The Company's consolidated financial information presents the discontinued PC Operations separate from the results of the Company's continuing operations, and the discussion and analysis that follows generally focuses on continuing operations.

     From time to time MTI has contributed shares of MEI common stock to the Micron Technology Foundation, a charitable organization established by the Company, and may make additional contributions of a portion or all of its shares of MEI common stock in the future. Upon contribution of MEI shares to the Micron Technology Foundation, the Company incurs a charge to its results of operations for the carrying value of the shares contributed. As of May 31, 2001, the carrying value of the Company's investment in MEI was $190 million.

RESULTS OF OPERATIONS

     The Company is organized into two primary operating segments pursuant to its primary product categories: "Semiconductor Operations" and "Web-hosting Operations." Net sales, operating profit and identifiable assets by reportable segment and net sales by geographic region are reported, under the heading "Operating Segment and Geographic Information" in the "Notes to Consolidated Financial Statements."

                                                        2000                      1999                      1998
                                               ----------------------    ----------------------    ----------------------
                                                             (amounts in millions except per share amounts)
Net sales:
   Semiconductor Operations ................   $  6,329.7       99%      $  2,569.7      100%      $ 1,421.2      91%
   Web-hosting Operations ..................         32.9        1%             0.5        0%             --       0%
   All other and intersegment ..............         (0.2)       0%             4.9        0%           143.3      9%
                                               -----------     ---       -----------     ---       -----------   ---
Consolidated net sales .....................   $  6,362.4      100%      $  2,575.1      100%      $  1,564.5    100%
                                               ===========               ===========               ===========

Operating income (loss) from continuing
operations:
   Semiconductor Operations ................   $  2,445.6                $     42.8                $   (370.6)
   Web-hosting Operations ..................        (47.0)                     (4.7)                     (3.6)
   All other and intersegment ..............         (5.9)                    (57.7)                    (38.4)
                                               -----------               -----------               -----------
Operating income (loss) from continuing
operations .................................   $  2,392.7                $    (19.6)               $   (412.6)
                                               ===========               ===========               ===========

Income (loss) from continuing operations       $  1,547.7                $    (59.0)               $   (224.5)
Loss from discontinued PC Operations ...       $    (43.5)               $     (9.9)               $    (22.6)
                                               -----------               -----------               -----------
Net income (loss) ..........................   $  1,504.2                $    (68.9)               $   (247.1)
                                               ===========               ===========               ===========

Earnings (loss) per share from continuing
operations - Diluted .......................   $     2.63                $     (0.11)              $    (0.52)
                                               ===========               ===========               ===========
Net income (loss) per share - Diluted ......   $     2.56                $     (0.13)              $    (0.57)
                                               ===========               ===========               ===========

     Activity in the "All other" segment for 2000 primarily reflects transactions associated with residual assets from the Company's former flat-panel display and radio frequency identification ("RFID") operations, which were effectively terminated in 1999. Intersegment sales represent sales between different segments of the Company and are eliminated to arrive at consolidated net sales. Intersegment sales for 1998 include sales between the Company's former contract manufacturing subsidiary and other segments. (See "Notes to Consolidated Financial Statements - Operating Segment and Geographic Information.") Unless otherwise stated, all semiconductor production data reflects production of the Company and its joint ventures.

     NET SALES

     Consolidated net sales increased by 147% comparing 2000 to 1999 and 65% comparing 1999 to 1998, due to increases in net sales from Semiconductor Operations.

     Net sales from Semiconductor Operations increased 146% for 2000 as compared to 1999, primarily due to a 142% increase in total megabits of semiconductor memory sold and, to a lesser extent, a 3% increase in average selling prices. The Company achieved higher megabit sales through ongoing transitions to successive reduced die size ("shrink") versions of existing memory products, shifts to higher density products and increases in total wafer output. The increase in wafer output was primarily due to increased capacity utilization of the Company's international and joint ventures facilities.

     The Company's primary memory product in 2000 and 1999 was the 64 Meg Synchronous DRAM ("SDRAM"), which constituted approximately 47% and 68%, respectively, of net sales for Semiconductor Operations. The Company's primary memory product in 1998 was the 16 Meg DRAM (inclusive of both EDO DRAM and SDRAM) which constituted approximately 74% of Semiconductor Operations' net sales. The Company's average selling prices for the 64 Meg SDRAM increased by 4% in 2000 from 1999. The 128 Meg SDRAM constituted 26% of net sales for Semiconductor Operations in 2000.

     Net sales from Semiconductor Operations increased 81% for 1999 as compared to 1998, due primarily to a 187% increase in total megabits of semiconductor memory sold, partially offset by a 37% decline in average selling prices of semiconductor memory products. The Company achieved higher megabit sales through an increase in megabit production as a result of ongoing transitions to successive shrink versions of existing memory products, shifts to higher average density products and, to a lesser extent, additional output from international operations and joint ventures acquired in 1999.

     GROSS MARGIN

                                                  2000        % CHANGE       1999       % CHANGE      1998
                                                ----------   ----------   ----------   ----------  ----------
                                                                    (AMOUNTS IN MILLIONS)
Gross margin.............................       $ 3,248.1      417.1%     $ 628.1        556.3%    $  95.7
As a % of net sales......................            51.1%                   24.4%                     6.1%

     The increase in overall gross margin for 2000 as compared to 1999 as well as 1999 compared to 1998 is attributable to the results of the Company's Semiconductor Operations.

     Gross margin for Semiconductor Operations increased by 413% in 2000 as compared to 1999 due to the 142% increase in megabit sales and a higher gross margin percentage. The gross margin percentage for Semiconductor Operations increased to 51% in 2000 from 25% in 1999, primarily due to comparative decreases in per megabit manufacturing costs resulting from continued improvements in manufacturing efficiency and, to a lesser extent, a 3% increase in average selling prices. Manufacturing cost improvements were achieved principally through transitions to shrink versions of existing products and shifts to higher average density products.

     During 2000 and 1999 MTI participated in two joint venture wafer fabrication facilities: TECH Semiconductor Singapore Pte. Ltd. ("TECH") and KMT Semiconductor Limited ("KMT"). Subject to specific terms and conditions, MTI has agreed to purchase all of the products manufactured by TECH and KMT. TECH and KMT are collectively referred to herein as the "JVs." The JVs supplied in excess of 35% of the total megabits of memory produced by the Company in 2000. MTI purchases semiconductor memory products from the JVs at prices generally determined quarterly and based on a discount from MTI's average selling prices. MTI provides certain technology, engineering support and training to the JVs. MTI also performs assembly and test services on product manufactured by the JVs. All transactions with the JVs are recognized as part of the net cost of products purchased from the JVs. The Company realized lower gross margins on sales of JV products than for products manufactured by its wholly-owned facilities in 2000 and 1999. On April 30, 2001, MTI purchased Kobe Steel, Ltd.'s 75% equity interest in KMT, at which time KMT became a wholly-owned subsidiary of MTI. KMT, which operates in Japan, was formerly a joint venture between MTI and Kobe Steel, Ltd.

     The gross margin percentage for Semiconductor Operations increased to 25% in 1999 from 6% in 1998 due to decreases in per megabit manufacturing costs resulting from continued improvement in manufacturing efficiency. Manufacturing improvements were achieved principally through shifts to higher average density products and transitions to shrink versions of existing products. Cost reductions from manufacturing improvements were slightly offset by higher per unit manufacturing costs at the Company's international operations and the 37% decrease in average selling prices in 1999 from 1998.

     SELLING, GENERAL AND ADMINISTRATIVE

                                                  2000        % CHANGE       1999       % CHANGE      1998
                                                ----------   ----------   ----------   ----------  ----------
                                                                    (AMOUNTS IN MILLIONS)
Selling, general and administrative......       $  438.5       58.4%      $   276.9        33.7%   $  207.1
As a % of net sales......................            6.9%                      10.8%                   13.2%

     The increase in selling, general and administrative expenses for 2000 as compared to 1999 resulted primarily from increased employee compensation costs. Compensation costs for Semiconductor Operations increased in 2000 as a result of higher levels of performance based pay and increased administrative personnel. Additionally, selling, general and administrative costs in 2000 included $25 million, the market value of MEI Common Stock contributed by MTI to the Micron Technology
Foundation (the "Foundation"), increased selling costs resulting from higher production volumes in Semiconductor Operations and increased legal costs associated with product and process technology rights.

     Selling, general and administrative expenses increased in 1999 as compared to 1998 primarily as a result of $43 million in added expenses associated with international operations acquired in early 1999. Selling, general and administrative expenses also decreased in 1999 compared to 1998 as a result of the sale of 90% of MEI's interest in MCMS, its contract manufacturing subsidiary, in 1998.

     RESEARCH AND DEVELOPMENT

                                                  2000        % CHANGE       1999       % CHANGE      1998
                                                ----------   ----------   ----------   ----------  ----------
                                                                    (AMOUNTS IN MILLIONS)
Research and development.................       $  427.0       33.2%      $  320.5       15.6%     $  277.2
As a % of net sales......................            6.7%                     12.4%                    17.7%

     Substantially all the Company's research and development efforts relate to its Semiconductor Operations. Research and development expenses vary primarily with personnel costs, the number of development wafers processed and the cost of advanced equipment dedicated to new product and process development. The increase in research and development expenses in 2000 as compared to 1999 is primarily due to an increased number of development wafers processed and higher compensation expenses reflecting higher levels of performance based pay and an increased number of personnel. The Company increased research and development efforts in 2000 to address its expanding number of product offerings. Process technology research and development efforts at the end of 2000 were focused on .15 micron and .13 micron line-width process technologies, which will enable the Company to transition to next generation products. Application of advanced process technology during 2000 was concentrated on design of shrink versions of the Company's 128 Meg SDRAMs and on design and development of the Company's Flash, 256 Meg and 512 Meg SDRAMs, DDR SDRAM and SRAM memory products. Other research and development efforts were devoted to the design and development of embedded memory, RDRAM and advanced DRAM technology ("ADT") products. The Company is also developing technology which enables the use of standard memory products and new memory applications.

     In 2000, the Company substantially completed the transition of its manufacturing operations from .21 micron to .18 micron line-width process technology and began its transition to .15 micron line-width process technology for its primary products.

     OTHER OPERATING EXPENSE (INCOME)

     Other operating income for 2000 includes a pre-tax gain of $42 million on the sale of the Company's facility located in Richardson, Texas, and net pre-tax losses of $23 million from the write-down and disposal of other Semiconductor Operations equipment.

     Other operating expense for 1999 includes a $15 million charge from the write-down and disposal of flat panel display assets, a loss of $12 million from the write-down and disposal of Semiconductor Operations equipment and a $9 million charge resulting from the discontinuation of the Company's RFID efforts.

     Other operating expense for 1998 includes a loss of $14 million from the write-down and disposal of semiconductor manufacturing equipment.

     GAIN ON INVESTMENTS AND SUBSIDIARY STOCK TRANSACTIONS

     During 2000 MTI recognized a gain of $14 million on its contribution of 2.3 million shares of MEI common stock (the "Contribution") to the Micron Technology Foundation. The Contribution decreased MTI's ownership interest in MEI from 63% to 61%. Selling, general and administrative expense for 2000 reflects a charge of $25 million for the market value of the stock contributed.

     In February 1998, MEI sold 90% of its interest in its contract manufacturing subsidiary, Micron Custom Manufacturing Services, Inc., for cash proceeds of $249 million, resulting in a pre-tax gain to the Company of $157 million (approximately $38 million after taxes and minority interests).

     INCOME TAX PROVISION (BENEFIT)

     The effective tax rates for 2000, 1999 and 1998 were 34%, 39% and 27%, respectively. The reduction in the effective tax rate for 2000 is principally a result of favorable tax treatment on permanently reinvested earnings from certain of the Company's foreign operations. The Company currently expects to continue to realize favorable tax treatment from certain foreign operations as compared to years prior to 2000. Nevertheless, taxes on earnings of certain foreign operations and domestic subsidiaries not consolidated for tax purposes may cause the effective tax rate to vary significantly from period to period.

     MINORITY INTEREST

     Minority interest for 2000, 1999 and 1998 includes minority shareholders' interest in the SpecTek component recovery business and Web-hosting Operation. The component recovery business was purchased from MEI on April 5, 2001, at which time it became a wholly-owned operation of MTI and, as a result, the Company will no longer record minority interest in the earnings of the component recovery business. Approximately $54 million, $18 million and $4 million of minority interest is attributable to the earnings of MEI's component recovery business for 2000, 1999 and 1998, respectively.

LIQUIDITY AND CAPITAL RESOURCES

     As of August 31, 2000, the Company had cash and liquid investments totaling $2.5 billion, representing an increase of $853 million during 2000. The Company's principal source of liquidity during 2000 was net cash flow from operations of $2.0 billion. Property, plant and equipment expenditures of $1.1 billion were the principal use of funds during 2000. In 2000, the Company's receivables and inventory increased by $785 million and $332 million, respectively, as a result of the Company's increased scale of operations and higher levels of production.

     In 2000, the Company's 7.0% convertible subordinated notes due July 2004 were converted into 14.8 million shares of the Company's common stock, thereby reducing long-term debt by $500 million. In addition, on October 10, 2000, the Company's 6.5% convertible subordinated notes due October 2005, with a principal amount outstanding of $740 million, were converted into approximately 24.7 million shares of common stock.

     The Company purchased approximately $1.3 billion of property, plant and equipment in fiscal 2000. As of August 31, 2000, the Company had contracts extending into fiscal 2002 of approximately $1.4 billion for equipment purchases and software infrastructure and approximately $111 million for the construction of facilities.

     As of August 31, 2000, approximately $326 million of the Company's consolidated cash and liquid investments were held by MEI. Cash generated by MEI is not readily available to finance operations or other expenditures of the Company's Semiconductor Operations. MEI terminated its unsecured credit agreement effective March 28, 2001. As of August 31, 2000, MEI had no borrowings outstanding under the agreement.

CERTAIN FACTORS

     IN ADDITION TO THE FACTORS DISCUSSED ELSEWHERE IN THIS FORM 8-K, THE FOLLOWING ARE IMPORTANT FACTORS WHICH COULD CAUSE ACTUAL RESULTS OR EVENTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN ANY FORWARD-LOOKING STATEMENTS MADE BY OR ON BEHALF OF THE COMPANY. THESE CERTAIN FACTORS SHOULD BE READ IN CONJUNCTION WITH THE COMPANY'S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED MAY 31, 2001.

THE VOLATILE NATURE OF THE DRAM INDUSTRY COULD ADVERSELY AFFECT OUR FUTURE OPERATING RESULTS

     The DRAM industry is highly volatile. Due to the commodity nature of DRAM products, when the supply of DRAM products exceeds the demand for such products, average selling prices for DRAM products decline, sometimes rapidly. DRAMs are our primary product and constituted approximately 93% of our consolidated net sales in the third quarter of 2001 and 87% of our consolidated net sales in the first nine months of 2001. In the past, our operating results and cash flows have been adversely affected by declines in average selling prices for DRAM products.

WE ARE DEPENDENT ON THE PERSONAL COMPUTER ("PC") MARKET AS MOST OF THE MEMORY PRODUCTS WE SELL ARE USED IN PCS OR PERIPHERALS. IF THE GROWTH RATE OF EITHER PCS SOLD OR THE AMOUNT OF MEMORY INCLUDED IN EACH PC DECREASES, SALES OF OUR MEMORY PRODUCTS COULD DECREASE

     In the third quarter and first nine months of 2001, we sold most of our memory products to PC or peripheral markets. DRAMs are the most widely used semiconductor memory components in PCs. In recent periods, the growth rate of PCs sold has slowed significantly or declined; and the growth rate for the amount of memory included in each PC has slowed. These declining growth rates affected our third quarter results of operations. If we experience a sustained reduction in the growth rate of either PCs sold or the amount of memory included in each PC, sales of our memory products could decrease and our results of operations, cash flows and financial condition could be adversely affected.

WE HAVE EXPERIENCED DRAMATIC DECLINES IN AVERAGE SELLING PRICES FOR OUR MEMORY PRODUCTS, WHICH HAVE ADVERSELY AFFECTED OUR BUSINESS

     Average per megabit selling prices for our memory products decreased by approximately 35% in the third quarter of 2001 as compared to the second quarter of 2001 and have decreased by an average of approximately 30% per year over the last 10 years. Further, significant fluctuations in average selling prices for our memory products have occurred, including periods when decreases exceeded 30% per year. For instance, we experienced decreases in average selling prices in excess of a long-term 30% rate in four of the last five fiscal years, as follows: 37% decline in 1999, 60% decline in 1998, 75% decline in 1997 and 46% decline in 1996.

     We are unable to predict pricing conditions for any future period. If average selling prices for our memory products continue to decrease faster than we are able to decrease per megabit manufacturing costs, our results of operations, cash flows and financial condition would continue to be adversely affected.

INCREASED WORLDWIDE DRAM PRODUCTION COULD LEAD TO FURTHER DECLINES IN AVERAGE SELLING PRICES FOR DRAM

     We and our competitors constantly seek to improve yields, reduce die size and use fewer manufacturing steps. These improvements increase worldwide supply of DRAM. In addition, we and several of our competitors are evaluating plans to manufacture semiconductors in facilities that process 300-millimeter ("300mm") wafers. 300mm wafers have approximately 130% greater usable surface area than 200mm wafers, the current industry standard. Their widespread use in the industry, which is expected to occur within the next two to five years, will lead to a significant increase in the worldwide supply of DRAM. Increases in worldwide supply of DRAM also result from DRAM capacity expansions, by way of either new facilities, increased capacity utilization or reallocation of other semiconductor production to DRAM production. Increases in worldwide supply of DRAM could lead to further declines in average selling prices for our products and adversely affect our results of operations and cash flows.

IF AVERAGE SELLING PRICES OF MEMORY PRODUCTS CONTINUE TO DECLINE, WE MAY NOT BE ABLE TO GENERATE SUFFICIENT CASH FLOW TO FUND OUR OPERATIONS

     Historically, we have invested substantially all cash flow from Semiconductor Operations in capacity expansion and enhancement programs. Our cash flow from operations depends primarily on average selling prices and per megabit manufacturing costs of our semiconductor memory products. In recent periods, our average selling prices declined at a faster rate than our per megabit manufacturing costs. If average selling prices continue to decline at a faster rate than our per megabit manufacturing costs, we may not be able to generate sufficient cash flows to sustain our operations. We may be unable to obtain other external sources of liquidity to fund our operations or efforts to enhance our capacity and product and process technology. Without additional financing, we may be unable to invest sufficiently in capacity expansion and enhancement programs, which could materially adversely affect our business, results of operations and financial condition.

AVERAGE SELLING PRICES MAY BE BELOW THE COST OF MANUFACTURING AND DISTRIBUTING SEMICONDUCTOR MEMORY PRODUCTS REQUIRING INVENTORY WRITE DOWNS

     To the extent the estimated market price of products held in finished goods and work in progress at each quarter end is below the cost of these products, we must recognize a charge against operations to write down the carrying value to market value. In the third quarter of 2001, we recognized a $261 million write down of inventories. Depending on market conditions, future quarters may be significantly impacted by future inventory write downs.

IF ANY ONE OF OUR MAJOR PC ORIGINAL EQUIPMENT MANUFACTURER ("OEM") CUSTOMERS SIGNIFICANTLY REDUCES ITS PURCHASES OF DRAM FROM US, OUR RESULTS OF OPERATIONS AND CASH FLOWS COULD BE ADVERSELY AFFECTED

     We supply several major PC OEMs with more than 30% of their memory requirements. Sales to three of our PC OEM customers approximated 30% of our Semiconductor operation's net sales in the third quarter and first nine months of 2001. If any one of our major PC OEM customers significantly reduces its purchases of DRAM from us, our results of operations and cash flows could be adversely affected.

IF WE ARE UNABLE TO MAKE ADEQUATE CAPITAL INVESTMENTS, OUR RESULTS OF OPERATIONS AND CASH FLOWS COULD BE ADVERSELY AFFECTED

     To develop new product and process technologies, support future growth, achieve operating efficiencies and maintain product quality, we must invest significant capital in manufacturing technology, facilities and capital equipment, research and development, and product and process technology. Substantial capital investments will be required to convert manufacturing operations to 300mm wafer processing over the next several years. We made $1.4 billion in capital investments in the first nine months of 2001 and currently estimate that our capital investments will approximate $1.8 billion in fiscal 2001 and $1 billion in fiscal 2002. If we are unable to make adequate capital investments, our results of operations and cash flows could be adversely affected.

IF WE ARE UNABLE TO REDUCE PER MEGABIT MANUFACTURING COSTS OF OUR MEMORY PRODUCTS AT AN ACCEPTABLE RATE, OUR RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED

     To reduce per megabit manufacturing costs we must design and develop new generation products, reduce the die size of our existing products and increase the production of these products at acceptable rates to acceptable yields. If we are unable to reduce per megabit manufacturing costs, our results of operations and cash flows could be adversely affected.

IF OUR MANUFACTURING PROCESS IS INTERRUPTED, OUR RESULTS OF OPERATIONS AND CASH FLOWS COULD BE ADVERSELY AFFECTED

     We manufacture products using highly complex processes that require technologically advanced and costly equipment and continuous modification to improve yields and performance. Difficulties in the manufacturing process can reduce yields or interrupt production and affect our ability to deliver products on time or cost-effectively. Additionally, if production at a fabrication facility is interrupted for any reason, including, but not limited to, disruptions in power or water supply, we may be unable to meet our customers' demand and they may purchase products from other suppliers. The resulting loss of revenues and damage to customer relationships could be significant.

AN ADVERSE DETERMINATION THAT OUR PRODUCTS AND PROCESSES INFRINGE THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS COULD ADVERSELY AFFECT OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION

     From time to time, others have asserted, and may in the future assert, that our products or our processes infringe their product or process technology rights. In this regard, we are currently engaged in litigation with Rambus, Inc. ("Rambus") relating to certain of Rambus' patents. Lawsuits between Rambus and the Company are pending in the United States, Germany, France, the United Kingdom and Italy. On September 29, 2000, Rambus filed a preliminary proceeding against the Company and EBV (a distributor of the Company's products) in the Civil Court of Monza, Italy, alleging that certain SDRAM and DDR SDRAM products infringe the Italian counterpart to European patent 525 068, and seeking the entry of a preliminary injunction as to products manufactured at the Company's Avezzano, Italy, site. On May 24, 2001, the trial judge issued a decision in which the court rejected Rambus' assertions of infringement and denied its request for a preliminary injunction. Rambus appealed the ruling to the Monza appeals panel and a hearing is set for July 12, 2001. Legal proceedings are also pending between the Company and Rambus in the U.S. District Court for the District of Delaware and in other jurisdictions. On August 28, 2000, the Company filed a declaratory judgment action against Rambus in the U.S. District Court for the District of Delaware. On February 1, 2001, the Company amended its complaint. Pursuant to its complaint, the Company is seeking (1) relief under the federal antitrust laws for violations by Rambus of Section 2 of the Sherman Act; (2) a declaratory judgment that (a) certain Rambus patents are not infringed, are invalid and/or are unenforceable, (b) the Company has an implied license to Rambus' patents, and (c) Rambus is estopped from enforcing its patents against the Company because of its conduct in the Joint Electron Device Engineering Council standards setting body; and (3) damages and declaratory relief for Rambus' breach of contract, fraud, deceptive trade practices, negligent misrepresentation, and conduct requiring the application of equitable estoppel. On February 15, 2001, Rambus filed an Answer and Counterclaim. Rambus denies that the Company is entitled to relief and has alleged willful infringement by the Company of eight Rambus patents. Trial is currently scheduled for October 29, 2001. The Company cannot predict the outcome of these suits. A determination that our manufacturing processes or products infringe the product or process rights of others could result in significant liability and/or require us to make material changes to our products and/or manufacturing processes. Any of the foregoing results could have a material adverse effect on our business, results of operations or financial condition.

     We have a number of patent and intellectual property license agreements. Some of these license agreements require us to make one-time or periodic payments. We may need to obtain additional patent licenses or renew existing license agreements in the future. We are unable to predict whether these license agreements can be obtained or renewed on acceptable terms.

WE MAY NOT BE ABLE TO INCREASE MEGABIT PRODUCTION AT THE SAME RATE IN FUTURE PERIODS AS WE HAVE IN THE PAST

     In recent years, we have increased our megabit production through improvements in our manufacturing processes, including reducing the die size of our existing products. As a result, we have decreased per megabit production costs and significantly increased our megabit production. However, we may not be able to increase megabit production at historical rates in future periods. Our ability to increase megabit production in future periods may be limited because of the following factors:

     - our substantial completion of product and process technology upgrades in our international and joint venture facilities,

     - our ability to implement more complex technologies without compromising our manufacturing yields,

     - our ability to ramp the latest reduced die size versions of existing devices or new generation devices to commercial volumes, or

     -  our increase in wafer starts for our Flash and SRAM products.

SEMICONDUCTOR MEMORY MARKET CONDITIONS MAY LEAD US TO SLOW DOWN THE RATE AT WHICH WE IMPLEMENT TECHNOLOGY IMPROVEMENTS AND CAPACITY EXPANSION PROGRAMS

     Historically we have decreased per megabit production costs through improvements in our manufacturing processes. To the extent market conditions limit cash flows from operations, we may be forced to or may choose to slow down the rate at which we implement technology improvements. As a result, we would not be able to increase megabit production output and reduce our per megabit manufacturing costs to the fullest extent possible, and our results of operations would be adversely affected.

IF MEI IS UNABLE TO EFFECTIVELY COMPETE IN THE WEB-HOSTING INDUSTRY OR TO COMPLETE ITS MERGER WITH INTERLAND, OUR RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED

     MEI's business strategy is to focus on web-hosting. In an effort to continue to focus on web-hosting, MEI has agreed, subject to various terms and conditions, to merge with Interland, Inc. The web-hosting industry is highly competitive. A number of MEI's web-hosting competitors have greater brand awareness and market share and have substantially greater financial, technical, marketing and other resources than MEI. If MEI is unable to complete its merger with Interland or to effectively compete in the web-hosting industry, our results of operations could be adversely affected.

VARIOUS MEI STOCK TRANSACTIONS COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS

     As of May 31, 2001, we owned approximately 59 million shares of MEI common stock and the carrying value of our investment in MEI was $190 million. We currently estimate that we will incur a loss of approximately $35 million upon consummation of the Interland Merger. The actual amount of the loss may vary depending on the market value, net book value and number of MEI shares of common stock outstanding at the time of the Interland Merger, as well as the actual number of shares issued in the merger. If the carrying value of our MEI stock exceeds the fair value of MEI stock at the time MEI issues stock in connection with the Interland Merger or if we sell MEI shares for a price less than our carrying value, our results of operations will be adversely affected.

     In addition to the anticipated loss upon consummation of the Interland Merger, if future events determine that there is a permanent decline in the value of MEI stock, our consolidated financial statements could reflect a charge to write down our investment in MEI to its market value.

     From time to time we have contributed shares of MEI common stock to the Micron Technology Foundation and may make additional contributions of a portion or all of its shares of MEI common stock in the future. As of May 31, 2001, we have contributed approximately 2 million shares of MEI common stock to the Micron Technology Foundation. Upon contribution of the MEI shares, we incur a charge for the carrying value of the shares contributed.

IF WE ARE NOT ABLE TO PURCHASE TECHNOLOGICALLY-ADVANCED SEMICONDUCTOR MANUFACTURING EQUIPMENT, OUR RESULTS OF OPERATIONS COULD BE HARMED

     Our Semiconductor Operations require highly advanced, complex and costly semiconductor equipment. To continue to be a low-cost producer of semiconductor memory products, we will need to replace obsolete equipment and purchase the most technologically-advanced semiconductor manufacturing equipment. However, there are only a limited number of suppliers capable of providing this critical equipment. Equipment shortages have occurred from time to time in the past and lead times for ordering new equipment are typically 6 to 18 months. We often need to place orders for new equipment several months in advance to ensure timely delivery, which may limit our ability to alter plans in response to changes in market conditions. Our supply of new equipment could be significantly delayed if any shortages occur. Any equipment delays could limit our ability to use the most cost-effective processes and limit our ability to expand or maintain our capacity.

INTERRUPTIONS IN OUR SUPPLY OF RAW MATERIALS COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS

     Our Semiconductor Operations require raw materials that meet exacting standards. We generally have multiple sources of supply for our raw materials; however, only a limited number of suppliers are capable of delivering certain raw materials that meet our standards. Various factors, including increases in worldwide semiconductor manufacturing, could reduce the availability of raw materials such as silicon wafers, photomasks, chemicals, gases, lead frames and molding compound. Although raw materials shortages have not interrupted our operations in the past, shortages may occur from time to time in the future. Also, lead times for the supply of raw materials have been extended in the past. If our supply of raw materials is interrupted or our lead times extended, our results of operations could be adversely affected.

IF WE ARE UNABLE TO RETAIN EXISTING KEY EMPLOYEES, OUR OPERATING RESULTS COULD BE ADVERSELY AFFECTED

     We depend on a limited number of key management and technical personnel. Our future success depends in part on our ability to attract and retain highly qualified personnel in our worldwide operations, particularly as we add different product types. Competition for skilled management and technical employees is intense within our industry. Other employers have increased recruitment of our existing personnel.

WE FACE RISKS ASSOCIATED WITH OUR FOREIGN SALES AND OPERATIONS THAT COULD ADVERSELY AFFECT OUR OPERATING RESULTS

     Foreign sales approximated 48% of our consolidated net sales in the third quarter of 2001 and 45% of our consolidated net sales in the first nine months of 2001. In addition, we support manufacturing operations in Italy, Singapore, Japan and Scotland. Our foreign sales and foreign operations are subject to a variety of risks, including:

     - currency fluctuations, export duties, changes to import and export regulations, and restrictions on the transfer of funds,

     -  employee turnover and labor unrest,

     - longer payment cycles and greater difficulty in collecting accounts receivable,

     -  compliance with a variety of foreign laws, and

     -  political and economic instability.

These factors may adversely affect our business, results of operations and financial condition.

IF WE FAIL TO COMPETE EFFECTIVELY IN THE HIGHLY COMPETITIVE SEMICONDUCTOR MEMORY INDUSTRY, OUR RESULTS OF OPERATIONS AND CASH FLOWS WOULD BE ADVERSELY AFFECTED

     The semiconductor memory industry is highly competitive. We face intense competition from a number of companies, including Elpida Memory, Inc., Hynix Semiconductor, Inc., Infineon Technologies AG and Samsung Semiconductor, Inc. Some of these competitors are large corporations or conglomerates that may have greater resources to withstand downturns in the semiconductor memory market, invest in technology and capitalize on growth opportunities. Consolidations in the semiconductor memory industry could weaken our position against competitors. If we fail to compete effectively, our results of operations and cash flows would be adversely affected.

PRODUCTS THAT DO NOT MEET SPECIFICATIONS OR THAT CONTAIN, OR ARE RUMORED TO CONTAIN, DEFECTS OR THAT ARE OTHERWISE INCOMPATIBLE WITH END USES COULD IMPOSE SIGNIFICANT COSTS ON US OR OTHERWISE ADVERSELY AFFECT OUR RESULTS OF OPERATIONS

     Because the design and production process for semiconductor memory is highly complex, it is possible that we may produce products that do not comply with customer specifications, contain defects or are otherwise incompatible with end uses. If, despite design review, quality control and product qualification procedures, problems with nonconforming, defective or incompatible products occur after we have shipped such products, we could be adversely affected in one or both of the following ways:

     - we may need to replace product or otherwise compensate customers for costs incurred or damages caused by defective or incompatible product, and

     - we may encounter adverse publicity, which could cause a decrease in sales of our products.

IF WE DECIDE NOT TO COMPLETE OUR LEHI FABRICATION FACILITY, OR IF FUTURE EVENTS OCCUR WHERE WE OTHERWISE DETERMINE THAT THERE IS A PERMANENT DECLINE IN THE FAIR VALUE OF THE FACILITY, OUR RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED

     Timing for completion of the Lehi facility is dependent upon market conditions, including, but not limited to, worldwide market supply of and demand for semiconductor products and our operations, cash flows and alternative uses of capital. We continue to evaluate the carrying value of the facility, and as of May 31, 2001, its $1 billion carrying value was determined not to be impaired. If future events occur where we determine the carrying value of the Lehi facility to be impaired, our consolidated financial statements could reflect a charge to write down the carrying value of the facility.

IF OUR SUPPLY OF MEMORY PRODUCTS FROM OUR TECH JOINT VENTURE IS INTERRUPTED, OUR RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED

     TECH currently supplies us with approximately 20% of our total megabits of memory produced. We have agreements to purchase all of the production from TECH subject to specific terms and conditions. TECH has historically been required to seek additional financing to fund its ongoing operations and transition to next generation technologies. Our source of supply may be interrupted if TECH is unable to obtain required financing. In addition, our supply from TECH may be interrupted if TECH experiences a disruption in its manufacturing process. Any reduction in supply could adversely affect our results of operations and cash flows.

IF WE ARE UNABLE TO SUCCESSFULLY TRANSITION OUR SEMICONDUCTOR OPERATIONS TO 300MM WAFER MANUFACTURING PROCESSES, THE RESULTS OF OUR OPERATIONS AND CASH FLOWS COULD BE ADVERSELY AFFECTED

     We have in the past reduced our per megabit manufacturing costs by transitioning to larger wafer sizes. By transitioning to larger wafers, we should be able to produce significantly more die for each wafer at a slightly higher cost for each wafer, resulting in substantially reduced costs for each die. Several of our competitors have announced intentions to shift part or all of their memory manufacturing operations to 300mm wafers in the near future. Some of these competitors have established pilot 300mm wafer lines. If these competitors are able to transition operations to 300mm wafers before us, we could be at a cost disadvantage. Our transition to 300mm wafer processing will require us to make substantial capital investments, which will depend on our ability to generate funds from operations or to otherwise raise funds. We may also experience disruptions in manufacturing operations and reduced yields during our initial transition stage to larger wafer sizes. If we are unable to successfully transition to 300mm wafer processing, our results of operations and cash flows could be adversely affected.

WE EXPECT THE DRAM MARKET TO UNDERGO CONSIDERABLE MARKET SEGMENTATION IN THE NEAR FUTURE. IF WE FAIL TO ACCURATELY PREDICT AND MEET MARKET DEMAND FOR VARIOUS PRODUCTS, THE RESULTS OF OUR OPERATIONS AND CASH FLOWS COULD BE HARMED

     The DRAM market in the past has been characterized by production of large volumes of one dominant part type with the lowest possible megabit cost. We expect the DRAM market to partially change its focus from the production of one dominant part type to a market with several different part types based on a variety of new technologies. These new technologies may include PC133 SDRAM, Double Data Rate (DDR) DRAM, and Rambus(R) DRAM. We also expect to support a larger number of product densities in the future. This segmentation of the DRAM market is expected to continue in future periods, as our memory products are used in a wide variety of different products. If we are to maintain our large market share with major OEM customers we must offer a broader range of products to meet the memory requirements of these OEMs. It takes several months, or even years, to develop and qualify new products. If we are unable to accurately predict the demand for new products or the technologies on which these new products are based, our results of operations and cash flows could be adversely affected given the long lead times associated with product development. In addition, if we are unable to offer a broader range of products in a cost-effective manner, our results of operations and cash flows may be adversely affected.

NEW TECHNOLOGIES COULD AFFECT DEMAND FOR OUR SEMICONDUCTOR MEMORY PRODUCTS AND HAVE AN ADVERSE AFFECT ON OUR RESULTS OF OPERATIONS AND CASH FLOWS

     We, and our competitors, need to spend substantial resources to develop new semiconductor memory technologies. If our competitors introduce new products and processes before we do, demand for our products could decrease and our results of operations could be harmed. We expect our competitors will continue to develop new products and processes in the future. Although we will continue to invest substantially in our own research and development efforts, we cannot guarantee that our new products and processes will be competitive.

FINANCIAL STATEMENTS

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                           PAGE
                                                                                                           ----
Consolidated Financial Statements as of August 31, 2000, and September 2, 1999, and for fiscal years ended August 31, 2000, September 2, 1999, and September 3, 1998:

   Consolidated Statements of Operations................................................................    23

   Consolidated Balance Sheets..........................................................................    24

   Consolidated Statements of Shareholders' Equity......................................................    25

   Consolidated Statements of Cash Flows................................................................    26

   Consolidated Statements of Comprehensive Income (Loss)...............................................    27

   Notes to Consolidated Financial Statements...........................................................    28

   Report of Independent Accountants....................................................................    48

                             MICRON TECHNOLOGY, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 (Amounts in millions except per share amounts)

                                                           AUGUST 31,     SEPTEMBER 2,   SEPTEMBER 3,
FOR THE YEAR ENDED                                            2000            1999           1998
-----------------------------------------------------------------------------------------------------
Net sales ............................................     $   6,362.4    $   2,575.1    $   1,564.5
Costs and expenses:
      Cost of goods sold .............................         3,114.3        1,947.0        1,468.8
      Selling, general and administrative ............           438.5          276.9          207.1
      Research and development .......................           427.0          320.5          277.2
      Other operating expense (income), net ..........           (10.1)          50.3           24.0
                                                           ------------   ------------   ------------
         Total costs and expenses ....................         3,969.7        2,594.7        1,977.1
                                                           ------------   ------------   ------------

Operating income (loss) ..............................         2,392.7          (19.6)        (412.6)
Gain (loss) on investments and subsidiary stock
   transactions, net .................................            14.2           (0.1)         157.0
Gain on issuance of subsidiary stock, net ............             1.0            2.1            1.3
Interest income ......................................           112.8           82.8           49.7
Interest expense .....................................           (97.9)        (129.6)         (49.4)
                                                           ------------   ------------   ------------
Income (loss) before income taxes and minority
   interests .........................................         2,422.8          (64.4)        (254.0)

Income tax (provision) benefit .......................          (829.8)          25.1           68.5
Minority interests in net income .....................           (45.3)         (19.7)         (39.0)
                                                           ------------   ------------   ------------
Income (loss) from continuing operations .............         1,547.7          (59.0)        (224.5)

Loss from discontinued PC Operations, net of taxes and
   minority interest .................................           (43.5)          (9.9)         (22.6)
                                                           ------------   ------------   ------------
Net income (loss) ....................................     $   1,504.2    $     (68.9)   $    (247.1)
                                                           ============   ============   ============
Basic earnings (loss) per share:
      Continuing operations ..........................     $      2.81    $     (0.11)   $     (0.52)
      Discontinued operations ........................           (0.08)         (0.02)         (0.05)
      Net income (loss) ..............................            2.73          (0.13)         (0.57)

Diluted earnings (loss) per share:
      Continuing operations ..........................     $      2.63    $     (0.11)   $     (0.52)
      Discontinued operations ........................           (0.07)         (0.02)         (0.05)
      Net income (loss) ..............................            2.56          (0.13)         (0.57)

Number of shares used in per share calculations:
      Basic ..........................................           550.9          521.5          431.2
      Diluted ........................................           605.4          521.5          431.2

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                             MICRON TECHNOLOGY, INC.

                           CONSOLIDATED BALANCE SHEETS
                 (Amounts in millions except par value amounts)

                                                                                  AUGUST 31,           SEPTEMBER 2,
AS OF                                                                                2000                  1999
---------------------------------------------------------------------------------------------------------------------
                                 ASSETS

Cash and equivalents.....................................................         $    701.7           $    294.6
Liquid investments.......................................................            1,764.7              1,318.9
Receivables  ............................................................            1,413.1                580.4
Inventories  ............................................................              688.6                356.9
Prepaid expenses.........................................................               14.9                 18.9
Deferred income taxes....................................................              137.1                119.9
                                                                                  ----------           ----------
     Total current assets................................................            4,720.1              2,689.6
Product and process technology, net......................................              213.0                212.6
Property, plant and equipment, net.......................................            4,171.7              3,749.1
Other assets ............................................................              254.2                121.4
Net assets of discontinued PC Operations.................................               32.9                  0.8
                                                                                  ----------           ----------
          Total assets...................................................         $  9,391.9           $  6,773.5
                                                                                  ==========           ==========

                  LIABILITIES AND SHAREHOLDERS' EQUITY

Accounts payable and accrued expenses....................................         $  1,271.4           $    523.3
Deferred income..........................................................               83.0                 16.7
Equipment purchase contracts.............................................               45.9                 81.5
Current portion of long-term debt........................................               46.8                109.7
                                                                                  ----------           ----------
     Total current liabilities...........................................            1,447.1                731.2
Long-term debt...........................................................              931.4              1,527.5
Deferred income taxes....................................................              333.5                309.1
Other liabilities........................................................               70.0                 73.8
                                                                                  ----------           ----------
          Total liabilities..............................................            2,782.0              2,641.6
                                                                                  ----------           ----------

Commitments and contingencies

Minority interests.......................................................              177.9                167.8
                                                                                  ----------           ----------

Common stock, $0.10 par value, authorized 1.0 billion shares, issued
   and outstanding 567.3 million and 252.2 million shares, respectively..               56.7                 25.2
Class A common stock, $0.10 par value, authorized 32 million shares,
   issued and outstanding 0.0 and 15.8 million shares, respectively......                 --                  1.6
Additional capital.......................................................            2,824.2              1,894.0
Retained earnings........................................................            3,549.6              2,045.4
Accumulated other comprehensive income (loss)............................                1.5                 (2.1)
                                                                                  ----------           ----------
     Total shareholders' equity..........................................            6,432.0              3,964.1
                                                                                  ----------           ----------
          Total liabilities and shareholders' equity.....................         $  9,391.9           $  6,773.5
                                                                                  ==========           ==========

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                             MICRON TECHNOLOGY, INC.

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                              (Amounts in millions)

FOR THE YEAR ENDED                             AUGUST 31, 2000           SEPTEMBER 2, 1999         SEPTEMBER 3, 1998
------------------------------------------------------------------------------------------------------------------------

                                               SHARES    AMOUNT          SHARES    AMOUNT          SHARES    AMOUNT
                                               ------    ------          ------    ------          ------    ------
 COMMON STOCK
 Balance at beginning of year.........         252.2   $    25.2         217.1   $    21.7         214.5   $    21.4
 Stock split..........................         266.4        26.6            --          --            --          --
 Conversion of Class A to common......          31.6         3.2            --          --            --          --
 Stock issued under stock plans.......           9.7         1.0           6.2         0.6           1.6         0.2
 Conversion of note to stock..........           7.4         0.7            --          --            --          --
 Stock issued in conjunction with
   mergers and acquisitions...........            --          --          28.9         2.9           1.0         0.1
                                              ------   ---------        ------   ---------        ------   ---------
 Balance at end of year...............         567.3   $    56.7         252.2   $    25.2         217.1   $    21.7
                                              ======   =========         =====   =========        ======   =========

 CLASS A COMMON STOCK
 Balance at beginning of year.........          15.8   $     1.6            --   $      --            --   $      --
 Conversion of Class A to common......         (15.8)       (1.6)           --          --            --          --
 Stock issued to Intel................            --          --          15.8         1.6            --          --
                                              ------   ---------        ------   ---------        ------   ---------
 Balance at end of year...............            --   $      --          15.8   $     1.6            --   $      --
                                              ======   =========        ======   =========        ======   =========

 ADDITIONAL CAPITAL
 Balance at beginning of year.........                 $ 1,894.0                 $   565.4                 $   521.9
 Conversion of note to stock..........                     497.9                        --                        --
 Stock issued under stock plans.......                     256.7                     121.8                      20.5
 Tax effect of stock purchase plans...                     205.1                      54.9                       5.2
 Stock split..........................                     (28.2)                       --                        --
 Stock issued in conjunction with
   mergers and acquisitions...........                        --                     653.5                      17.8
 Stock issued to Intel................                        --                     498.4                        --
 Other................................                      (1.3)                       --                        --
                                                       ---------                 ---------                 ---------
 Balance at end of year...............                 $ 2,824.2                 $ 1,894.0                 $   565.4
                                                       =========                 =========                 =========

 RETAINED EARNINGS
 Balance at beginning of year.........                 $ 2,045.4                 $ 2,114.3                 $ 2,361.4
 Net income (loss)....................                   1,504.2                     (68.9)                   (247.1)
                                                       ---------                 ---------                 ---------
 Balance at end of year...............                 $ 3,549.6                 $ 2,045.4                 $ 2,114.3
                                                       =========                 =========                 =========

 ACCUMULATED OTHER COMPREHENSIVE INCOME
 (LOSS)
 Balance at beginning of year.........                 $    (2.1)                $    (0.1)                $    (0.5)
 Unrealized gain (loss) on investments                       3.6                      (2.0)                       --
 Foreign currency translation.........                        --                        --                       0.4
                                                       ---------                 ---------                 ---------
 Balance at end of year...............                 $     1.5                 $    (2.1)                $    (0.1)
                                                       =========                 =========                 =========

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                             MICRON TECHNOLOGY, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                              (Amounts in millions)

                                                                                       AUGUST 31,    SEPTEMBER 2,  SEPTEMBER 3,
FOR THE YEAR ENDED                                                                        2000           1999          1998
--------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss) ................................................................     $  1,504.2    $    (68.9)   $ (247.1)
Loss from discontinued PC Operations, net of taxes and
   minority interest .............................................................           43.5           9.9        22.6
Adjustments to reconcile income (loss) from continuing operations to net cash provided by operating activities:
   Depreciation and amortization .................................................          974.4         829.7       588.2
   Loss (gain) on investments and subsidiary stock transactions, net .............          (14.2)          0.1      (157.0)
   Additional paid in capital tax effect from stock purchase plans ...............          205.1          54.9         5.2
   Change in assets and liabilities, net of effects of sale of MCMS in
      1998 and acquisitions:
      Increase in receivables, net of noncash reclassifications ..................         (784.5)        (90.1)     (131.9)
      Decrease (increase) in inventories .........................................         (331.6)        (61.8)       75.4
      Increase (decrease) in accounts payable and accrued expenses,
         net of plant and equipment purchases ....................................          596.7         151.7       (35.8)
   Other .........................................................................         (191.4)        (31.7)       36.7
                                                                                       ----------    ----------    --------
Net cash provided by operating activities ........................................        2,002.2         793.8       156.3
                                                                                       ----------    ----------    --------

CASH FLOWS FROM INVESTING ACTIVITIES
Expenditures for property, plant and equipment ...................................       (1,127.4)       (763.9)     (701.6)
Purchase of available-for-sale securities ........................................       (2,504.7)     (2,683.4)     (601.1)
Proceeds from maturities of available-for-sale securities ........................        2,027.0       1,437.4       892.5
Proceeds from sales of available-for-sale securities .............................          100.1         154.1        23.6
Purchase of held-to-maturity securities ..........................................         (245.9)       (205.3)      (52.5)
Proceeds from maturities of held-to-maturity securities ..........................          260.7          98.4        34.0
Proceeds from sale of subsidiary stock, net of MCMS cash .........................             --            --       235.9
Proceeds from sale of equipment ..................................................          151.2          40.9        33.3
Other ............................................................................         (118.1)        (65.4)      (24.6)
                                                                                       ----------    ----------    --------
Net cash used for investing activities ...........................................       (1,457.1)     (1,987.2)     (160.5)
                                                                                       ----------    ----------    --------

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock ...........................................          244.0         617.2        20.6
Payments on equipment purchase contracts .........................................         (210.7)       (302.9)      (63.5)
Repayments of debt ...............................................................         (175.1)        (93.4)     (120.7)
Cash received in conjunction with Acquisition ....................................             --         681.1          --
Proceeds from issuance of debt ...................................................             --          34.0       101.5
Other ............................................................................            3.8          (6.8)        3.6
                                                                                       ----------    ----------    --------
Net cash provided by (used for) financing activities .............................         (138.0)        929.2       (58.5)
                                                                                       ----------    ----------    --------
Net increase (decrease) in cash and equivalents ..................................          407.1        (264.2)      (62.7)
Cash and equivalents at beginning of year ........................................          294.6         558.8       621.5
                                                                                       ----------    ----------    --------
Cash and equivalents at end of year ..............................................     $    701.7    $    294.6    $  558.8
                                                                                       ==========    ==========    ========

SUPPLEMENTAL DISCLOSURES
Income taxes refunded (paid), net ................................................     $   (207.9)   $    185.6    $  (21.7)
Interest paid, net of amounts capitalized ........................................          (88.8)        (89.8)      (59.7)
Noncash investing and financing activities:
   Equipment acquisitions on contracts payable and capital leases ................          177.0         219.3       212.6
   Net conversion of notes to equity .............................................          498.6            --          --

Cash received in conjunction with Acquisition:
   Fair value of assets acquired .................................................     $       --    $    949.3    $     --
   Liabilities assumed ...........................................................             --        (138.0)         --
   Debt issued ...................................................................             --        (836.0)         --
   Stock issued ..................................................................             --        (656.4)         --
                                                                                       ----------    ----------    --------
                                                                                       $       --      $ (681.1)   $     --
                                                                                       ==========    ==========    ========

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                             MICRON TECHNOLOGY, INC.

             CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
                              (Amounts in millions)

                                                                          AUGUST 31,     SEPTEMBER 2,    SEPTEMBER 3,
FOR THE YEAR ENDED                                                           2000            1999            1998
----------------------------------------------------------------------------------------------------------------------
Net income (loss).....................................................    $ 1,504.2      $   (68.9)      $  (247.1)
Unrealized gain (loss) on investments.................................          3.6           (2.0)             --
Foreign currency translation adjustment...............................           --             --             0.4
                                                                          ---------      ---------       ---------
   Total comprehensive income (loss)..................................    $ 1,507.8      $   (70.9)      $  (246.7)
                                                                          =========      =========       =========

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                             MICRON TECHNOLOGY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (All tabular amounts in millions except per share amounts)

SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF PRESENTATION: Micron Technology, Inc., and its subsidiaries (hereinafter referred to collectively as the "Company") principally design, develop, manufacture and market semiconductor memory products. The Company also provides web-hosting and other internet products and services. Micron Technology, Inc. and its wholly-owned subsidiaries are hereinafter referred to collectively as "MTI." The Company's Web-hosting Operations are, and the discontinued personal computer ("PC") operations were, conducted by Micron Electronics, Inc. ("MEI"), an approximately 60% owned, publicly-traded subsidiary of Micron Technology, Inc. All significant intercompany accounts and transactions have been eliminated. The Company's fiscal year is the 52 or 53 week period ending on the Thursday closest to August 31. The fiscal years ended August 31, 2000, and September 2, 1999, contained 52 weeks compared to 53 weeks in the fiscal year ended September 3, 1998.

     The Company has restated the consolidated financial statements for fiscal years 2000, 1999 and 1998 as a result of MEI's disposal of its PC Operations. The net assets (liabilities), results of operations and cash flows of the PC business have been reported separately as discontinued PC Operations in the Company's consolidated financial statements. Certain other reclassifications have been made, none of which affected the results of operations or net assets, to present the financial statements on a consistent basis.

     On March 29, 2000, the Company's Board of Directors announced a 2-for-1 stock split effected in the form of a stock dividend to shareholders of record as of April 18, 2000. The Company's par value of $0.10 remained unchanged. Historical share and per share amounts have been restated to reflect retroactively the stock split, except for the historical share amounts in the Consolidated Balance Sheets and Consolidated Statements of Shareholders' Equity.

     USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

     REVENUE RECOGNITION: Revenue from product sales to direct customers is recognized when title transfers to the customer, primarily upon shipment. The Company defers recognition of sales to distributors, which allow certain rights of return and price protection, until distributors have sold the products. Net sales include web-hosting and other internet services, which is recognized as the services are performed.

     EARNINGS (LOSS) PER SHARE: Basic earnings per share is calculated using the weighted average number of shares outstanding during the period. Diluted earnings per share incorporates the additional shares issued from the assumed exercise of outstanding stock options using the "treasury stock" method and conversion of convertible debentures using the "if-converted" method, when dilutive. Additional shares from the assumed conversion of convertible debentures are excluded from earnings per share calculations when conversion would be antidilutive.

     FINANCIAL INSTRUMENTS: Cash equivalents include highly liquid short-term investments with original maturities of three months or less, readily convertible to known amounts of cash. The amounts reported as cash and equivalents, liquid investments, receivables, other assets, accounts payable and accrued expenses and equipment purchase contracts are considered to be reasonable approximations of their fair values. The fair value of the Company's long-term debt as of August 31, 2000, and September 2, 1999, approximated $1.0 billion and $1.6 billion, respectively. The fair value estimates presented herein were based on market interest rates and other market information available to management as of each balance sheet date presented. The use of different market assumptions and/or estimation methodologies could have a material effect on the estimated fair value amounts. The reported fair values do not take into consideration expenses that could be incurred in an actual settlement.

     CERTAIN CONCENTRATIONS: Approximately 82% of the Company's sales of semiconductor memory products for fiscal 2000 were to the PC and peripheral markets. Certain components used by the Company in manufacturing semiconductor memory products are purchased from a limited number of suppliers.

     Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash, liquid investments and trade accounts receivable. The Company invests cash through high-credit-quality financial institutions and performs periodic evaluations of the relative credit standing of these financial institutions. The Company, by policy, limits the concentration of credit exposure by restricting investments with any single obligor. A concentration of credit risk may exist with respect to trade receivables, as a substantial portion of the Company's customers are affiliated with the computer, telecommunications and networking industries. The Company performs ongoing credit evaluations of customers worldwide and generally does not require collateral from its customers. Historically, the Company has not experienced significant losses on receivables.

     INVENTORIES: Inventories are stated at the lower of average cost or market. Cost includes labor, material and overhead costs, including product and process technology costs.

     PROPERTY, PLANT AND EQUIPMENT: Property, plant and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of 5 to 30 years for buildings, 2 to 20 years for equipment and 2 to 5 years for software. When property or equipment is retired or otherwise disposed of, the net book value of the asset is removed from the Company's books and the net gain or loss is included in the determination of income.

     The Company capitalizes interest on borrowings during the active construction period of major capital projects. Capitalized interest is added to the cost of the underlying assets and is amortized over the useful lives of the assets. For 2000, 1999 and 1998, the Company capitalized interest costs of $6.4 million, $1.3 million and $13.6 million, respectively, in connection with various capital projects.

     The Company reviews the carrying value of property, plant and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets.

     PRODUCT AND PROCESS TECHNOLOGY: Costs related to the conceptual formulation and design of products and processes are expensed as research and development. Costs incurred to establish patents and acquire product and process technology are capitalized. Capitalized costs are amortized using the straight-line method over the shorter of the estimated useful life of the technology, the patent term or the agreement, ranging up to 10 years. The Company has license agreements that allow it to manufacture and sell semiconductor memory devices and PC hardware and software.

     SUBSIDIARY STOCK SALES: Gains and losses on issuance of stock by a subsidiary are recognized in the Company's results of operations.

     ADVERTISING: Advertising costs are charged to operations as incurred. The Company incurred $33.1 million, $8.6 million and $8.5 million of advertising costs in 2000, 1999 and 1998, respectively.

     RECENTLY ISSUED ACCOUNTING STANDARDS: In June 1998, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 133 "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 requires that all derivative financial instruments be recorded as either assets or liabilities in the balance sheet and marked to market on an ongoing basis. SFAS No. 133 applies to all derivatives including stand-alone instruments, such as forward currency exchange contracts and interest rate swaps, or embedded derivatives, such as call options contained in convertible debt investments. Along with the derivatives, the underlying hedged items are also to be marked to market on an ongoing basis. These market value adjustments are to be included either in the statement of operations or as a component of comprehensive income, depending on the nature of the transaction. Implementation of SFAS No. 133 is required for the Company in the first quarter of 2001. The implementation of SFAS 133 is not expected to have a significant impact on the Company's future results of operations or financial position.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 101 "Revenue Recognition in Financial Statements." SAB No. 101 summarizes certain staff views in applying generally accepted accounting principles to revenue recognition in the financial statements. Implementation of SAB No. 101 is required for the Company by the fourth quarter of 2001. The implementation of SAB No. 101 is not expected to have a significant impact on the Company's future results of operations.

     FOREIGN CURRENCY: The U.S. dollar is the Company's functional currency for substantially all of its operations. For international operations where the local currency is the functional currency, assets and liabilities are translated into U.S. dollars at exchange rates in effect at the balance sheet date and income and expense items are translated at the average exchange rates prevailing during the period.

SUPPLEMENTAL BALANCE SHEET INFORMATION                                                    8/31/00         9/2/99
-------------------------------------------------------------------------------------------------------------------

LIQUID INVESTMENTS
-------------------------------------------------------------------------------------------------------------------
            AVAILABLE-FOR-SALE SECURITIES:
               Commercial paper........................................................   $   991.2      $   636.0
               U.S. Government agency..................................................       456.7          279.7
               Certificates of deposit.................................................       394.0          220.7
               Other...................................................................        21.0           48.0
                                                                                          ---------      ---------
                                                                                            1,862.9        1,184.4
            HELD-TO-MATURITY SECURITIES:
               Commercial paper........................................................       128.8          115.6
               State and local governments.............................................        62.1           80.8
               U.S. Government agency..................................................        96.0          109.8
                                                                                          ---------      ---------
                                                                                              286.9          306.2
            TRADING SECURITIES:
               U.S. Government agency..................................................        24.0             --
               Commercial paper........................................................        18.9             --
               Other...................................................................        17.1             --
                                                                                          ---------      ---------
                                                                                               60.0             --

            Total investments..........................................................     2,209.8        1,490.6
            Less cash equivalents......................................................      (445.1)        (171.7)
                                                                                          ---------      ---------
                                                                                          $ 1,764.7      $ 1,318.9
                                                                                          =========      =========

     Management classifies investments in marketable securities at the time of purchase and reevaluates such classification at each balance sheet date. Securities classified as available-for-sale or trading are stated at current market value. Securities classified as held-to-maturity are stated at amortized cost. As of August 31, 2000, $1.7 billion of total liquid investments mature within one year and $35.0 million mature beyond 1 year and within 3 years.

RECEIVABLES
-------------------------------------------------------------------------------------------------------------------
            Trade receivables..........................................................   $ 1,199.1      $   430.7
            Receivables from joint ventures............................................        79.4           39.7
            Taxes receivable other than income.........................................        72.3           13.3
            Interest receivable........................................................        18.9           16.5
            Income taxes receivable....................................................         6.6          100.8
            Other......................................................................        70.2           22.0
            Allowance for returns and discounts........................................       (19.0)         (36.4)
            Allowance for doubtful accounts............................................       (14.4)          (6.2)
                                                                                          ---------      ---------
                                                                                          $ 1,413.1      $   580.4
                                                                                          =========      =========

SUPPLEMENTAL BALANCE SHEET INFORMATION (CONTINUED)                                        8/31/00         9/2/99
-------------------------------------------------------------------------------------------------------------------

INVENTORIES
-------------------------------------------------------------------------------------------------------------------

            Finished goods.............................................................   $   284.4      $   132.3
            Work in progress...........................................................       330.6          173.0
            Raw materials and supplies.................................................        83.0           64.2
            Allowance for obsolescence.................................................        (9.4)         (12.6)
                                                                                          ---------      ---------
                                                                                          $   688.6      $   356.9
                                                                                          =========      =========

PRODUCT AND PROCESS TECHNOLOGY
-------------------------------------------------------------------------------------------------------------------
            Product and process technology, at cost....................................   $   366.6      $   325.2
            Less accumulated amortization..............................................      (153.6)        (112.6)
                                                                                          ---------      ---------
                                                                                          $   213.0      $   212.6
                                                                                          =========      =========

     Amortization of product and process technology costs was $41.7 million in 2000, $37.6 million in 1999 and $23.1 million in 1998.

PROPERTY, PLANT AND EQUIPMENT
-------------------------------------------------------------------------------------------------------------------
            Land                                                                          $    46.3      $    42.2
            Buildings..................................................................     1,360.6        1,172.4
            Equipment..................................................................     4,793.5        3,945.7
            Construction in progress...................................................       611.1          708.0
            Software...................................................................       140.2           61.1
                                                                                          ---------      ---------
                                                                                            6,951.7        5,929.4
            Less accumulated depreciation and amortization.............................    (2,780.0)      (2,180.3)
                                                                                          ---------      ---------
                                                                                          $ 4,171.7      $ 3,749.1
                                                                                          =========      =========

     As of August 31, 2000, property, plant and equipment included unamortized costs of $896.2 million for the semiconductor memory manufacturing facility in Lehi, Utah, of which $548.2 million has not been placed in service and is not being depreciated. Timing for completion of the Lehi facility is dependent upon market conditions, including, but not limited to, worldwide market supply of and demand for semiconductor products and the Company's operations, cash flows and alternative uses of capital. The Company continues to evaluate the carrying value of the facility and as of August 31, 2000, determined there was no impairment.

     Depreciation expense was $902.0 million, $753.9 million and $551.8 million for 2000, 1999 and 1998, respectively.

ACCOUNTS PAYABLE AND ACCRUED EXPENSES
-------------------------------------------------------------------------------------------------------------------
            Accounts payable...........................................................   $   588.8      $   310.4
            Income taxes payable.......................................................       288.2           13.7
            Salaries, wages and benefits...............................................       222.3           81.7
            Taxes payable other than income............................................        95.9           33.4
            Interest payable...........................................................        27.5           33.8
            Other......................................................................        48.7           50.3
                                                                                          ---------      ---------
                                                                                          $ 1,271.4      $   523.3
                                                                                          =========      =========

SUPPLEMENTAL BALANCE SHEET INFORMATION (CONTINUED)                                        8/31/00         9/2/99
-------------------------------------------------------------------------------------------------------------------

DEBT
-------------------------------------------------------------------------------------------------------------------

       Convertible subordinated notes payable, due October 2005, with an effective yield to maturity of 8.4%, net of unamortized discount of
            $56.2 million and $64.8 million, respectively..............................   $ 683.8          $   675.2
       Convertible subordinated notes payable, due July 2004, interest rate of 7%......        --              500.0
       Subordinated notes payable, due October 2005, with an effective yield to maturity of 10.7%, net of unamortized discount of $33.3 million and
            $38.1 million, respectively................................................     176.7              171.9
       Notes payable due in periodic installments through July 2015, weighted average
            interest rate of 7.26% and 7.37%, respectively.............................      94.5              259.0
       Capitalized lease obligations payable due in monthly installments through
            August 2004, weighted average interest rate of 7.42% and 7.53%,
            respectively...............................................................      23.2               31.1
                                                                                          ---------        ---------
                                                                                            978.2            1,637.2
       Less current portion............................................................     (46.8)            (109.7)
                                                                                          ---------        ---------
                                                                                          $ 931.4          $ 1,527.5
                                                                                          =========        =========

     The convertible subordinated notes due October 2005 were converted into approximately 24.7 million shares of the Company's common stock on October 10, 2000.

     During 2000, the Company's 7.0% convertible subordinated notes due July 2004 were converted into 14.8 million shares of the Company's common stock.

     The subordinated notes due October 2005 with a yield to maturity of 10.7% have a face value of $210 million and a stated interest rate of 6.5%.

     MEI terminated its $100 million unsecured credit agreement effective March 28, 2001. As of August 31, 2000 and September 2, 1999, MEI had no borrowings outstanding.

     Certain notes payable are collateralized by plant and equipment with a total cost of approximately $151.2 million and accumulated depreciation of approximately $89.4 million as of August 31, 2000. Equipment under capital leases, and the accumulated amortization thereon, were approximately $41.1 million and $24.7 million, respectively, as of August 31, 2000, and $45.7 million and $23.8 million, respectively, as of September 2, 1999.

     The Company leases certain facilities and equipment under operating leases. Total rental expense on all operating leases was $23.1 million, $18.1 million and $12.6 million for 2000, 1999 and 1998, respectively. Minimum future rental commitments under operating leases aggregate $35.5 million as of August 31, 2000, and are payable as follows (in millions): 2001, $8.2; 2002, $7.0; 2003,
$5.7; 2004, $3.2; 2005, $2.7 and 2006 and thereafter, $8.7.

     Maturities of long-term debt are as follows:

                                                                                                          CAPITAL
            FISCAL YEAR                                                                      NOTES        LEASES
            -----------                                                                      -----        ------
            2001.......................................................................     $  36.9       $  17.3
            2002.......................................................................        28.9           4.8
            2003.......................................................................        24.9           1.2
            2004.......................................................................         3.2           1.2
            2005.......................................................................         0.2           1.1
            2006 and thereafter........................................................       950.9            --
            Less discount and interest.................................................       (90.0)         (2.4)
                                                                                            -------       -------
                                                                                            $ 955.0       $  23.2
                                                                                            =======       =======

STOCK PLANS

MTI STOCK OPTION PLANS

     As of August 31, 2000, MTI had an aggregate of 72.1 million shares of its common stock reserved for issuance under its various stock option plans, of which 48.9 million of these shares are subject to outstanding options and 23.2 million shares are available for future grants. Options are subject to terms and conditions determined by the Board of Directors. Stock options granted after June 16, 1999, are exercisable in increments of 25% during each year of employment beginning one year from the date of grant. Stock options granted prior to June 16, 1999, are exercisable in increments of 20% during each year of employment beginning one year from the date of grant. All stock options issued prior to January 19, 1998, expire six years from the date of grant and all subsequent options granted expire 10 years from the date of grant.

     Option activity under MTI's stock option plans is summarized as follows:

FOR THE YEAR ENDED                              8/31/00                   9/2/99                    9/3/98
--------------------------------------------------------------------------------------------------------------------
                                                      WEIGHTED                 WEIGHTED                   WEIGHTED
                                                      AVERAGE                   AVERAGE                   AVERAGE
                                          NUMBER      EXERCISE      NUMBER     EXERCISE      NUMBER      EXERCISE
                                        OF SHARES      PRICE      OF SHARES      PRICE      OF SHARES      PRICE
                                       -----------------------------------------------------------------------------
 Outstanding at beginning of year.....      49.3       $16.00         44.3       $14.80        43.4        $14.42
 Options granted in conjunction with
    mergers and acquisitions..........        --           --          1.1         1.96         0.6          0.87
 Granted..............................      17.2        38.10         17.9        15.55         4.0         15.19
 Terminated or cancelled..............      (2.0)       22.29         (2.2)       16.05        (1.2)        16.29
 Exercised  ..........................     (15.6)       14.36        (11.8)        9.50        (2.5)         4.98
                                          ------                    ------                   ------
 Outstanding at end of year...........      48.9        24.03         49.3        16.00        44.3         14.80
                                          ======                    ======                   ======

 Exercisable at end of year...........       9.9        17.64         14.7        15.00        17.8         11.40
 Shares available for future grants...      23.2           --         38.2           --        52.8            --

     Options outstanding as of August 31, 2000, were at per share prices ranging from $0.28 to $96.56. Options exercised were at per share prices ranging from $0.28 to $39.94 in 2000, $0.28 to $22.89 in 1999, and $0.75 to $15.83 in 1998.

     The following table summarizes information about MTI options outstanding as of August 31, 2000:

                                    MTI OUTSTANDING OPTIONS                     MTI EXERCISABLE OPTIONS
-----------------------------------------------------------------------------------------------------------------
                                            WEIGHTED
                                            AVERAGE             WEIGHTED                         WEIGHTED
                                           REMAINING            AVERAGE                          AVERAGE
                            NUMBER         CONTRACTUAL          EXERCISE           NUMBER        EXERCISE
RANGE OF EXERCISE PRICES   OF SHARES      LIFE (IN YEARS)         PRICE          OF SHARES         PRICE
-----------------------------------------------------------------------------------------------------------------
$ 0.28 - $14.02.......       14.4               7.5             $ 13.09             2.3           $ 10.99
$14.03 - $22.89.......       17.0               3.4               19.18             7.5             19.33
$25.13 - $36.19.......       12.7               9.1               33.57             0.1             28.60
$36.25 - $96.56.......        4.8               9.3               48.48             0.0             39.94
                           ------                                                  ----
                             48.9                                                   9.9
                           ======                                                  ====

MTI STOCK PURCHASE PLAN

     MTI's 1989 Employee Stock Purchase Plan ("ESPP") allows eligible employees to purchase shares of the Company's common stock through payroll deductions. The shares can be purchased for 85% of the lower of the beginning or ending closing stock prices of each offering period and are restricted from resale for a period of one year from the date of purchase. Purchases are limited to 20% of an employee's eligible compensation. A total of 4.5 million shares of MTI common stock are reserved for issuance under the ESPP, and 14.0 million shares had been issued as of August 31, 2000.

MTI MISCELLANEOUS PLANS

     As of August 31, 2000, 495,200 shares were reserved for issuance under the 1998 Non-Employee Directors Stock Incentive Plan ("DSIP") and 4,800 shares had been issued. Shares are issued under the DSIP as compensation to non-employee directors of the Company. As of August 31, 2000, 59,600 shares were reserved for issuance under the MQD Stock Bonus Plan ("MQD Plan") and 81,700 shares had been issued. Shares are issued under the MQD Plan as compensation to certain employees upon the achievement of certain milestones.

MEI STOCK PLANS

     MEI's 1995 Stock Option Plan provides for the granting of incentive and nonstatutory stock options. As of August 31, 2000, there were 15 million shares of common stock reserved for issuance under the option plan. Exercise prices of the incentive and nonstatutory stock options are 100% of the fair market value of MEI's common stock on the date of grant. Prior to April 28, 1999, exercise prices of the incentive and non-statutory stock options were generally issued at 100% and 85%, respectively, of the fair market value of MEI's common stock on the date of grant. Stock options granted to employees and executive officers after April 28, 1999, typically have a term of 10 years and vest 25% percent each year for four years from the date of grant. Stock options granted to employees and executive officers prior to April 28, 1999, typically have a term of six years and vest 20% each year for five years from the date of grant.

     On March 19, 1998, the MEI Board of Directors approved an option repricing program pursuant to which essentially all MEI employees could exchange outstanding options under the option plan for new options having an exercise price equal to the average closing price of MEI's common stock for the five business days preceding April 3, 1998, and having generally the same terms and conditions, including vesting and expiration terms, as the options exchanged. The exercise price of the options reissued under MEI's option re-pricing program is $13.06 per share.

     Option activity under MEI's 1995 Stock Option Plan is summarized as follows:

FOR THE YEAR ENDED                              8/31/00                   9/2/99                    9/3/98
--------------------------------------------------------------------------------------------------------------------
                                                      WEIGHTED                 WEIGHTED                   WEIGHTED
                                                      AVERAGE                   AVERAGE                   AVERAGE
                                          NUMBER      EXERCISE      NUMBER     EXERCISE      NUMBER      EXERCISE
                                        OF SHARES      PRICE      OF SHARES      PRICE      OF SHARES      PRICE
                                       -----------------------------------------------------------------------------
Outstanding at beginning of year.....        7.4       $12.56          5.3      $12.56           3.6        $16.98
Granted..............................        2.7        10.94          3.7       12.77           5.8         13.20
Terminated or cancelled..............       (1.7)       13.20         (1.4)      13.21          (4.0)        17.40
Exercised............................       (0.2)       12.17         (0.2)      12.28          (0.1)        11.37
                                           -----                     -----                     -----
Outstanding at end of year...........        8.2        11.90          7.4       12.56           5.3         12.56
                                           =====                     =====                     =====

Exercisable at end of year...........        2.2        12.40          1.4       12.86           0.7         13.24
Shares available for future grants...        6.4        --             2.4       --              4.8         --

     The following table summarizes information about MEI options outstanding under the 1995 Stock Option Plan as of August 31, 2000:

                                    MEI OUTSTANDING OPTIONS                        MEI EXERCISABLE OPTIONS
--------------------------------------------------------------------------------------------------------------------
                                            WEIGHTED
                                            AVERAGE              WEIGHTED                        WEIGHTED
                                           REMAINING             AVERAGE                         AVERAGE
                            NUMBER         CONTRACTUAL           EXERCISE           NUMBER       EXERCISE
RANGE OF EXERCISE PRICES   OF SHARES      LIFE (IN YEARS)          PRICE          OF SHARES        PRICE
-----------------------------------------------------------------------------------------------------------------
Below $10.00..........       1.5            6.6                  $  8.32             0.4         $  9.17
$10.01 - $15.00.......       6.2            5.7                    12.20             1.6           12.39
$15.01 - $20.00.......       0.4            3.5                    17.54             0.2           17.71
Above $20.00..........       0.1            3.4                    22.35             0.0           22.44
                           -----                                                   -----
                             8.2                                                     2.2
                           =====                                                   =====

     On August 17, 2000, MEI established the 2000 Equity Incentive Plan I and 2000 Equity Incentive Plan II, reserving a total of 10 million shares of HostPro (an MEI subsidiary) common stock for issuance under the plans. The grants awarded during 2000 vest 25% in the first year and vest 2.08% monthly, thereafter. Options may not be exercised prior to (i) issuance to the public of shares of common stock pursuant to an S-1 Registration Statement under the Securities Act of 1933, as amended or (ii) five years from the date of grant. Some restrictions apply for residents of California who are not officers or directors of HostPro. As of August 31, 2000, 3.9 million options had been granted and were outstanding with a weighted-average exercise price of $2.25 and a weighted-average remaining contractual life of 9.9 years.

     MEI's 1995 Employee Stock Purchase Plan ("MEI ESPP") allows eligible employees to purchase shares of MEI's common stock pursuant to the same terms as MTI's ESPP. A total of 2.5 million shares of MEI common stock are reserved for issuance under the MEI ESPP, of which approximately 861,000 shares had been issued as of August 31, 2000.

STOCK-BASED COMPENSATION

     The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation." Accordingly, compensation cost has been recorded based on the intrinsic value of the option. The Company recognized $3.9 million, $7.3 million and $2.2 million of compensation cost in 2000, 1999 and 1998, respectively, for stock-based employee compensation awards. If the Company had elected to recognize compensation cost based on the estimated fair value of the options granted as prescribed by SFAS No. 123, income (loss) from continuing operations and earnings (loss) per share from continuing operations would have been changed to the pro forma amounts indicated in the table below:

FOR THE YEAR ENDED                           8/31/00                      9/2/99                      9/3/98
-----------------------------------------------------------------------------------------------------------------------

                                    AS REPORTED   PRO FORMA      AS REPORTED    PRO FORMA    AS REPORTED   PRO FORMA
                                    -----------   ----------     -----------    ---------    -----------   ----------
Income (loss) from continuing
   operations......................  $  1,547.7    $ 1,388.1      $  (59.0)      $(131.3)     $ (224.5)     $ (289.2)
Basic earnings (loss) per share
   for continuing operations ......        2.81         2.52         (0.11)        (0.25)        (0.52)        (0.67)
Diluted earnings (loss) per share
   for continuing operations.......        2.63         2.36         (0.11)        (0.25)        (0.52)        (0.67)

     The above pro forma amounts, for purposes of SFAS No. 123, reflect the portion of the estimated fair value of awards earned in 2000, 1999 and 1998. For purposes of pro forma disclosures, the estimated fair value of the options is amortized over the options' vesting period (for stock options) and over the offering period for stock purchases under the MTI ESPP.

     The Company used the Black-Scholes model to value stock options for pro forma presentation. Assumptions used to estimate the value of the Company's options included in the pro forma amounts are presented in the tables below for the years ended August 31, 2000, September 2, 1999 and September 3, 1998.

     Assumptions used for MTI plans:

                                                                   MTI STOCK OPTION                 MTI EMPLOYEE STOCK
                                                                     PLAN SHARES                   PURCHASE PLAN SHARES
                                                            ------------------------------    ------------------------------
                                                              2000       1999       1998        2000       1999       1998
                                                            ------------------------------    ------------------------------
Average expected life (years) ............................         3.5      3.5       3.5            0.25     0.25      0.25
Expected volatility ......................................          64%      59%       60%            64%      59%       60%
Risk-free interest rate (zero coupon U.S. Treasury note)..         6.3%     5.0%      5.6%           5.5%     4.4%      5.1%

Weighted average fair value at grant:
    Exercise price equal to market price .................    $   19.50  $  7.46   $  7.35             --       --        --

    Exercise price less than market price ................           --  $  8.90   $ 13.89      $   20.19  $  7.21   $  4.84

Weighted average exercise price:
    Exercise price equal to market price .................    $   38.10  $ 15.97   $ 15.22             --       --        --
    Exercise price less than market price ................           --  $ 10.45   $  0.87      $   30.73  $ 14.99   $ 11.52

     Assumptions used for MEI's 1995 Stock Option Plan and MEI's ESPP:

                                                                   MEI STOCK OPTION                 MEI EMPLOYEE STOCK
                                                                     PLAN SHARES                   PURCHASE PLAN SHARES
                                                            ------------------------------    ------------------------------
                                                              2000       1999       1998        2000       1999       1998
                                                            ------------------------------    ------------------------------
Average expected life (years).............................         3.2      3.5       3.3            0.5      0.5       0.5
Expected volatility.......................................          72%      70%       70%            72%      70%       70%
Risk-free interest rate (zero coupon U.S. Treasury note)..         6.1%     5.0%      5.6%           5.6%     4.5%      5.1%
Weighted average fair value at grant:
    Exercise price equal to market price..................    $    6.31  $  6.88   $  6.57             --       --       --
    Exercise price less than market price.................    $    8.83  $  8.46   $  9.25      $    3.99  $  4.79   $  3.78
Weighted average exercise price:
    Exercise price equal to market price..................    $   12.00  $ 12.65   $ 13.20             --       --        --
    Exercise price less than market price.................    $    6.38  $ 12.46   $ 13.63      $   10.50  $  9.60   $  7.74

     For 2000, the assumptions used to estimate the value of options under MEI's 2000 Equity Incentive Plans include: average expected life, 3.0 years; expected volatility, 0.0%; and a risk-free interest rate using zero-coupon U.S. Treasury Notes, 5.9%. The weighted-average estimated fair value at date of grant of the options granted was $0.37 per share.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, the Black-Scholes model requires the input of highly subjective assumptions, including the expected stock price volatility and option life. Because the Company's stock options granted to employees have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, existing models do not necessarily provide a reliable measure of the fair value of its stock options granted to employees. For purposes of this model no dividends have been assumed.

EMPLOYEE SAVINGS PLAN

     The Company has 401(k) profit-sharing plans ("RAM Plans") under which employees may contribute from 2% to 16% of their eligible pay to various savings alternatives in the RAM Plans. The Company's contribution provides for an annual match of the first $1,500 of eligible employee contributions, in addition to contributions based on the Company's financial performance. Expenses for the Company's RAM Plans were $20.7 million, $10.5 million and $8.9 million in 2000, 1999 and 1998, respectively.

OTHER OPERATING EXPENSE, NET

     Other operating income for 2000 includes a pre-tax gain of $42.0 million on the sale of the Company's facility located in Richardson, Texas, (see "Asset Sales" note) and net pre-tax losses of $22.7 million from the write-down and disposal of other Semiconductor Operations' equipment.

     Other operating expense for 1999 includes a $15.0 million charge from the write-down and disposal of flat panel display assets (see "Asset Sales" note), a loss of $12.1 million from the write-down and disposal of Semiconductor Operations' equipment, and an $8.9 million charge resulting from the discontinuation of the Company's radio frequency identification efforts.

     Other operating expense for 1998 includes a loss of $13.9 million from the write-down and disposal of semiconductor manufacturing equipment.

GAIN (LOSS) ON INVESTMENTS AND SUBSIDIARY STOCK TRANSACTIONS

     During 2000, MTI recognized a gain of $14 million on its contribution of
2.3 million shares of MEI common stock (the "Contribution") to the Micron Technology Foundation. The Contribution decreased MTI's ownership interest in MEI from approximately 63% to 61%. Selling, general and administrative expense for 2000 reflects a charge of $25 million for the market value of the stock contributed.

     In February 1998, MEI sold 90% of its interest in its contract manufacturing subsidiary, Micron Custom Manufacturing Services, Inc. ("MCMS") for cash proceeds of $249.2 million, resulting in a pre-tax gain of $157.0 million (approximately $37.8 million after taxes and minority interests).

INCOME TAXES

     The income tax (provision) benefit consists of the following:

FOR THE YEAR ENDED                                                          8/31/00       9/2/99       9/3/98
-----------------------------------------------------------------------------------------------------------------
Current:
   U.S. federal.......................................................    $   (718.6)   $     47.6   $    156.1
   State..............................................................         (45.6)         (4.4)        (0.1)
   Foreign............................................................         (20.7)        (10.0)        (1.7)
                                                                          ----------    ----------   ----------
                                                                              (784.9)         33.2        154.3
                                                                          ----------    ----------   ----------
Deferred:
   U.S. federal.......................................................          51.9         (19.7)       (69.3)
   State..............................................................         (45.2)         19.9         44.1
   Foreign............................................................         (18.5)          2.6           --
                                                                          ----------    ----------   ----------
                                                                               (11.8)          2.8        (25.2)
                                                                          ----------    ----------   ----------
Income tax (provision) benefit........................................    $   (796.7)   $     36.0   $    129.1
                                                                          ==========    ==========   ==========

Income tax (provision) benefit allocated to:
   Continuing operations..............................................    $   (829.8)   $     25.1   $     68.5
   Discontinued PC Operations.........................................          33.1          10.9         60.6
                                                                          ----------    ----------   ----------
                                                                          $   (796.7)   $     36.0   $    129.1
                                                                          ==========    ==========   ==========

     The tax benefit associated with the exercise of nonstatutory stock options and disqualifying dispositions by employees of shares issued in the Company's stock option and purchase plans reduced taxes payable by $205.1 million, $54.9 million and $5.2 million for 2000, 1999 and 1998, respectively. Such benefits are reflected as additional capital.

     A reconciliation between income tax computed using the federal statutory rate and the income tax provision (benefit) follows:

FOR THE YEAR ENDED                                                          8/31/00       9/2/99       9/3/98
-----------------------------------------------------------------------------------------------------------------
U.S. federal income tax at statutory rate.............................    $   (811.0)   $     32.0   $    125.6
State taxes, net of federal benefit...................................         (56.4)         13.9         27.9
Change in valuation allowance.........................................         (15.4)        (10.5)        (4.1)
Basis difference in domestic subsidiaries.............................           0.8          (1.6)       (11.6)
Foreign income at other than U.S. rates...............................          35.4           2.6           --
Other.................................................................          49.9          (0.4)        (8.7)
                                                                          ----------    ----------   ----------
Income tax (provision) benefit........................................    $   (796.7)   $     36.0   $    129.1
                                                                          ==========    ==========   ==========

     State taxes reflect investment tax credits of $24.0 million, $15.7 million and $21.1 million for 2000, 1999 and 1998, respectively.

     Deferred income taxes reflect the net tax effects of temporary differences between the basis of assets and liabilities for financial reporting and income tax purposes. The approximate tax effects of temporary differences, which give rise to the net deferred tax liability, are as follows:

AS OF                                                                       8/31/00       9/2/99
-----------------------------------------------------------------------------------------------------------------
Deferred tax assets:
    Accrued product and process technology.............................   $      1.4    $      1.6
    Inventory..........................................................         70.4          15.5
    Accrued compensation...............................................         24.6          23.6
    Deferred income....................................................         27.1           8.1
    Net operating loss and credit carryforwards........................         19.3          78.5
    Other..............................................................         61.9          39.6
                                                                          ----------    ----------
       Gross deferred tax asset........................................        204.7         166.9
    Less:  Valuation allowance.........................................        (30.0)        (14.6)
                                                                          ----------    -----------
       Deferred tax asset..............................................        174.7         152.3
                                                                          ----------    ----------

Deferred tax liabilities:
    Excess tax over book depreciation..................................       (232.0)       (230.9)
    Accrued product and process technology.............................        (20.5)        (18.8)
    Investment in subsidiary...........................................        (54.8)        (57.4)
    Other..............................................................        (63.8)        (34.4)
                                                                          ----------    ----------
       Deferred tax liability..........................................       (371.1)       (341.5)
                                                                          ----------    ----------

       Net deferred tax liability......................................   $   (196.4)   $   (189.2)
                                                                          ==========    ==========

     At August 31, 2000, the Company had aggregate U.S. tax loss carryforwards of $48.0 million and U.S. tax credit carryforwards of $1.0 million, all of which expire in various years through 2019. The Company also has unused state tax net operating loss carryforwards of $15.5 million for tax purposes which expire through 2014 and unused state tax credits of $66.0 million for tax and financial reporting purposes which expire through 2014. The changes in valuation allowance of $15.4 million and $10.5 million in 2000 and 1999, respectively, are due to the uncertainty of realizing certain tax credit carryforwards. In 1998, the Company recorded a $4.1 million valuation allowance for a deferred tax asset relating to MEI's consolidation of its NetFRAME enterprise server operations. Provision has been made for deferred taxes on undistributed earnings of non-U.S. subsidiaries to the extent that dividend payments from such companies are expected to result in additional tax liability. The remaining undistributed earnings of $134.1 million have been indefinitely reinvested; therefore, no provision has been made for taxes due upon remittance of these earnings. Determination of the amount of unrecognized deferred tax liability on these unremitted earnings is not practicable.

PURCHASE OF MINORITY INTERESTS

     In conjunction with the discontinuation of its radio frequency identification efforts in 1999, MTI purchased the 11% minority interest in its subsidiary, Micron Communications, Inc. (See "Other Operating Expense, Net" note.)

     During 1998, MTI purchased the remaining minority interests in its subsidiaries, Micron Display Technology, Inc. and Micron Quantum Devices, Inc., for $20.6 million in cash and $26.2 million in stock and stock options, respectively. The cost of the acquired interests was allocated primarily to intangible assets, which are being amortized over three years.

EARNINGS (LOSS) PER SHARE

FOR THE YEAR ENDED                                                                 8/31/00        9/2/99       9/3/98
------------------------------------------------------------------------------------------------------------------------
Income (loss) from continuing operations available to common
  shareholders .............................................................     $   1,547.7    $   (59.0)   $  (224.5)
Adjustment for effects of assumed conversions ..............................            43.3           --           --
                                                                                 -----------    ---------    ---------
Income (loss) from continuing operations, available to common
  shareholders, adjusted ...................................................         1,591.0        (59.0)      (224.5)
Loss from discontinued PC Operations, net of taxes and minority
  interest .................................................................           (43.5)        (9.9)       (22.6)
                                                                                 -----------    ---------    ---------
Net income (loss), adjusted ................................................     $   1,547.5    $   (68.9)   $  (247.1)
                                                                                 ===========    =========    =========
Weighted average common shares outstanding .................................           550.9        521.5        431.2
Adjustment for effects of assumed exercises and conversions ................            54.5           --           --
                                                                                 -----------    ---------    ---------
Weighted average common shares and share equivalents
   outstanding .............................................................           605.4        521.5        431.2
                                                                                 ===========    =========    =========
Basic earnings per share:
   Continuing operations ...................................................     $       2.81   $    (0.11)  $    (0.52)
   Discontinued operations .................................................            (0.08)       (0.02)       (0.05)
   Net income (loss) .......................................................             2.73        (0.13)       (0.57)

Diluted earnings per share:
   Continuing operations ...................................................     $       2.63   $    (0.11)  $    (0.52)
   Discontinued operations .................................................            (0.07)       (0.02)       (0.05)
   Net income (loss) .......................................................             2.56        (0.13)       (0.57)

     The average shares listed below were not included in the computation of diluted earnings per share because the effect would have been antidilutive for the periods presented:

FOR THE YEAR ENDED                                                          8/31/00      9/2/99       9/3/98
----------------------------------------------------------------------------------------------------------------
Employee stock plans..................................................         0.4         47.7         41.9
8.4% convertible subordinated notes payable due 2005..................        --           23.1         --
7.0% convertible subordinated notes payable due 2004..................        --           14.8         14.8

COMPREHENSIVE INCOME (LOSS)

     FASB Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," requires disclosure of net income inclusive of changes to equity that are not the result of transactions with shareholders.

     The following table reflects the composition of accumulated other comprehensive income:

AS OF                                                                        8/31/00      9/2/99
--------------------------------------------------------------------------------------------------
Foreign currency translation adjustment..............................     $     (0.1)  $     (0.1)
Unrealized gain (loss) on investments................................            1.6         (2.0)
                                                                          ----------   ----------
Total accumulated other comprehensive income (loss)..................     $      1.5   $     (2.1)
                                                                          ==========   ==========

ACQUISITION

     In September 1998, MTI acquired substantially all of the memory operations of Texas Instruments Incorporated ("TI") for a net purchase price of approximately $832.8 million. In connection with the acquisition, MTI issued
57.9 million shares of MTI common stock, $740 million principal amount of Convertible Notes and $210 million principal amount of subordinated notes. In addition to TI's net memory assets, MTI received $681.1 million in cash. The acquisition was accounted for as a business combination using the purchase method of accounting. The purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values. MTI and TI also entered into a ten-year, royalty-free, life-of-patents, patent cross license that commenced in January 1999. MTI made royalty payments to TI under a prior cross license agreement for operations through December 1998.

     The following unaudited pro forma information presents the consolidated results of continuing operations of the Company as if the acquisition had taken place at the beginning of each period presented:

FOR THE YEAR ENDED                                                        9/2/99       9/3/98
--------------------------------------------------------------------------------------------------
                                                                               (UNAUDITED)
Net sales from continuing operations..................................   $  2,630.4   $  2,282.9
Loss from continuing operations, net of taxes
   and minority interest..............................................        (76.2)      (656.0)
Loss per share from continuing operations - diluted...................        (0.14)       (1.34)

     These pro forma results of operations have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted had the acquisition occurred on the dates indicated, or which may result in the future.

MERGER

     In September 1998, Rendition, Inc. ("Rendition") was merged with the Company. MTI issued approximately 7.2 million shares of MTI common stock in exchange for all of the outstanding stock of Rendition. The merger qualified as a tax-free exchange and was accounted for as a business combination using the "pooling-of-interests" method. The Company's financial statements were restated to include the results of Rendition for 1998.

EQUITY INVESTMENT

     During the third and fourth quarters of 2000, Intel Corporation ("Intel") liquidated its equity investment in the Company by converting its shares of Class A common stock into common stock and selling them in a series of open market transactions. Each share of Class A common stock was convertible into two shares of common stock.

DISCONTINUED PC OPERATIONS

     On May 31, 2001, MEI completed the disposition of its PC business to Gores Technology Group ("GTG"). In connection with the disposal, GTG received assets, including $76.5 million in cash, and assumed specified liabilities of the PC Operations. MEI may be required to provide additional cash to GTG if certain working capital requirements based on the net assets and liabilities transferred to GTG are not met. Summary operating results for the discontinued PC Operations follow:

FOR THE YEAR ENDED                                                          8/31/00      9/2/99       9/3/98
----------------------------------------------------------------------------------------------------------------
Net sales.............................................................    $    973.9   $  1,188.9   $  1,460.8
                                                                          ==========   ==========   ==========

Loss from operations of PC business...................................    $   (105.8)  $    (27.1)  $   (104.9)
Minority interest.....................................................          29.2          6.3         21.7
Income tax benefit....................................................          33.1         10.9         60.6
                                                                          ----------   ----------   ----------
Loss from operations of PC business, net..............................    $    (43.5)  $     (9.9)  $    (22.6)
                                                                          ==========   ==========   ==========

     Summarized balance sheet information for the discontinued PC Operations is as follows:

AS OF                                                                       8/31/00       9/2/99
-----------------------------------------------------------------------------------------------------------------
Current assets.........................................................   $    184.3    $    140.4
Property, plant and equipment, net.....................................         85.9          50.5
Other long-term assets.................................................          2.3           1.6
                                                                          ----------    ----------
   Total assets........................................................        272.5         192.5
                                                                          ----------    ----------

Current liabilities....................................................       (200.4)       (190.8)
Long-term liabilities..................................................        (17.8)         (0.4)
                                                                          ----------    ----------
   Total liabilities...................................................       (218.2)       (191.2)
                                                                          ----------    ----------

Minority interest......................................................        (21.4)         (0.5)
                                                                          ----------    ----------

   Net assets of discontinued PC Operations............................   $     32.9    $      0.8
                                                                          ==========    ==========

JOINT VENTURES

     MTI participates in two memory manufacturing joint ventures: TECH Semiconductor Singapore Pte. Ltd. ("TECH") and KMT Semiconductor Limited ("KMT"). TECH, which operates in Singapore, is a joint venture among MTI, the Singapore Economic Development Board, Canon Inc. and Hewlett-Packard Company. KMT, which operates in Japan, is a joint venture between MTI and Kobe Steel, Ltd. ("KSL"), TECH and KMT are collectively referred to herein as the "JVs."

     Subject to certain terms and conditions, MTI has agreed to purchase all of the JV production. MTI purchases semiconductor memory products from the JVs at prices generally determined quarterly based on a discount from MTI's average selling prices. MTI is a party to various agreements with the JVs whereby MTI provides technology, engineering support and training to assist the JVs in operating advanced wafer fabrication facilities to produce MTI DRAM products. MTI also performs assembly and test services on products manufactured by the JVs. The net cost of products purchased from the JVs, amounting to $556.8 million and $579.8 million for KMT and TECH, respectively in 2000, reflects all transactions with the JVs.

     MTI is amortizing the purchase price allocated to the JV supply arrangements on a straight-line basis over the remaining contractual life of the shareholder agreements. Amortization expense resulting from the JV supply arrangements, included in the cost of product purchased from the JVs, was $4.0 million for 2000 and $2.6 million for 1999. Receivables from KMT and TECH were $12.6 million and $66.8 million and payables were $90.1 million and $89.3 million, respectively, as of August 31, 2000. As of September 2, 1999, receivables from KMT and TECH were $19.1 million and $47.2 million, including a $26.7 million receivable from TECH that was included in other assets, and payables were $24.4 million and $32.0 million, respectively.

     In 2000, MTI funded TECH with $98.0 million as support for continuing the TECH supply arrangement. Amortization thereon will be taken throughout the remaining life of the agreement.

     On April 30, 2001, MTI acquired KSL's remaining interest in KMT. (See "Subsequent Events" note.)

ASSET SALES

     On August 30, 2000, MTI completed the sale of its wafer fabrication facility located in Richardson, Texas, resulting in a pre-tax gain in fiscal 2000 of $42.0 million (approximately $27.5 million or $0.05 per diluted share after taxes).

     On May 19, 1999, MTI completed the sale of certain of its flat panel display assets to PixTech, Inc. ("PixTech"). Pursuant to the terms of the transaction, in exchange for the transfer of certain assets (including manufacturing equipment and $4.4 million in cash) and liabilities to PixTech, MTI received approximately 7.1 million shares of PixTech common stock and warrants to purchase an additional 310,000 shares of PixTech common stock at an exercise price of $2.25. MTI incurred a loss of $15.0 million during the second quarter of 1999 relating to the disposition of its flat panel display assets.

OPERATING SEGMENT AND GEOGRAPHIC INFORMATION

     The Company's reportable segments have been determined based on the nature of its operations and products offered to customers. The Company's two reportable segments are Semiconductor Operations and Web-hosting Operations. The Semiconductor Operations segment's primary product is DRAM. The Web-hosting Operations segment provides web-hosting and other internet products and services. "Other" segments primarily reflect activity of the Company's former field emission display, RFID, construction and custom manufacturing operations.

     The accounting policies of the segments are the same as those described in the "Summary of Significant Accounting Policies" note. Segment operating results are measured based on operating income (loss). Intersegment sales are accounted for at prices offered to the Company's most favored customers. Segment assets consist of assets that are identified to reportable segments and reviewed by the chief operating decision makers. Included in segment assets are cash, investments, accounts receivable, inventory and property, plant and equipment.

FOR THE YEAR ENDED                                                        8/31/00         9/2/99          9/3/98
----------------------------------------------------------------------------------------------------------------------
NET SALES
Semiconductor Operations
   External...........................................................    $ 6,278.4      $ 2,524.7       $ 1,380.5
   Sales to discontinued PC Operations................................         51.3           45.2            32.0
   Intersegment.......................................................           --           (0.2)            8.7
                                                                          ---------      ---------       ---------
                                                                            6,329.7        2,569.7         1,421.2
                                                                          ---------      ---------       ---------

Web-hosting Operations
   External...........................................................         32.7            0.5              --
   Intersegment.......................................................          0.2             --              --
                                                                          ---------      ---------       ---------
                                                                               32.9            0.5              --
                                                                          ---------      ---------       ---------

Other
   External...........................................................          0.4            5.2           151.0
   Sales to discontinued PC Operations................................           --             --             1.7
   Intersegment.......................................................           --             --            14.6
                                                                          ---------      ---------       ---------
                                                                                0.4            5.2           167.3
                                                                          ---------      ---------       ---------

Total segments........................................................      6,363.0        2,575.4         1,588.5
Elimination of intersegment...........................................         (0.2)           0.2           (23.3)
Discontinued PC Operations eliminations...............................         (0.4)          (0.5)           (0.7)
                                                                          ---------      ---------       ---------
Total consolidated net sales..........................................    $ 6,362.4      $ 2,575.1       $ 1,564.5
                                                                          =========      =========       =========

OPERATING INCOME (LOSS)
Semiconductor Operations..............................................    $ 2,445.6      $    42.8       $  (370.6)
Web-hosting Operations................................................        (47.0)          (4.7)           (3.6)
Other ................................................................         (7.2)         (58.3)          (36.9)
                                                                          ---------      ---------       ---------
Total segments........................................................      2,391.4          (20.2)         (411.1)

Elimination of intersegment...........................................          0.8            0.7            (1.5)
Discontinued PC Operations eliminations...............................          0.5           (0.1)             --
                                                                          ---------      ---------       ---------
Total consolidated operating income (loss)............................    $ 2,392.7      $   (19.6)      $  (412.6)
                                                                          =========      =========       =========

FOR THE YEAR ENDED                                                         8/31/00        9/2/99          9/3/98
----------------------------------------------------------------------------------------------------------------------
CAPITAL EXPENDITURES FOR PLANT, PROPERTY AND EQUIPMENT
Semiconductor Operations..............................................    $ 1,103.4      $   755.5       $   670.2
Web-hosting Operations................................................         24.1            3.3             8.3
Other ................................................................           --            5.3            22.3
                                                                          ---------      ---------       ---------
   Total segments.....................................................      1,127.5          764.1           700.8

Elimination of intersegment...........................................         (0.1)          (0.2)            0.8
                                                                          ---------      ---------       ---------
   Total consolidated capital expenditures............................    $ 1,127.4      $   763.9       $   701.6
                                                                          =========      =========       =========

DEPRECIATION AND AMORTIZATION EXPENSE
Semiconductor Operations..............................................    $   955.8      $   816.0       $   565.6
Web-hosting Operations................................................         16.8            2.5             2.6
Other ................................................................          7.5           12.9            21.6
                                                                          ---------      ---------       ---------
   Total segments.....................................................        980.1          831.4           589.8

Elimination of intersegment...........................................         (5.7)          (1.7)           (1.6)
                                                                          ---------      ---------       ---------
   Total consolidated depreciation and amortization expenses..........    $   974.4      $   829.7       $   588.2
                                                                          =========      =========       =========


SEGMENT ASSETS

AS OF                                                                      8/31/00         9/2/99
----------------------------------------------------------------------------------------------------------------------
Semiconductor Operations..............................................    $ 8,416.1      $ 5,994.5
Web-hosting Operations................................................        411.3          369.7
Other ................................................................         14.6           15.5
                                                                          ---------      ---------
   Total segment assets...............................................      8,842.0        6,379.7
Elimination of intersegment...........................................        (96.0)         (74.7)
                                                                          ---------      ---------
   Total segment assets...............................................    $ 8,746.0      $ 6,305.0
                                                                          =========      =========
Reconciliation to total assets:
Total segment assets..................................................    $ 8,746.0      $ 6,305.0
Prepaid expenses......................................................         14.9           18.9
Deferred taxes........................................................        137.1          119.9
Product and process technology........................................        213.0          212.6
Other assets (net of segment assets)..................................        248.0          116.3
Net assets of discontinued PC Operations..............................         32.9            0.8
                                                                          ---------      ---------
   Total consolidated assets..........................................    $ 9,391.9      $ 6,773.5
                                                                          =========      =========

INVESTMENT IN EQUITY METHOD INVESTEES

     At August 31, 2000, the Company's Web-hosting Operations segment held $6.4 million in investments accounted for using the equity method of accounting. At September 2, 1999, the Company had $10.7 million in equity method investments, which were held by non-reportable segments included in the "Other" segments category. No equity method investments were held in 1998. The Company recorded losses on equity method investments of $1.1 million in 2000 and $4.3 million in 1999.

MAJOR CUSTOMERS

     Sales to the two largest customers by the Semiconductor Operations' segment were $877.0 million and $843.8 million in 2000. Sales to Dell Computer Corporation also exceeded 10% of net sales for continuing operations in 1999 and 1998.

GEOGRAPHIC AREA NET SALES
(Based on customer location)

FOR THE YEAR ENDED                                                         8/31/00         9/2/99          9/3/98
----------------------------------------------------------------------------------------------------------------------
United States.........................................................    $ 3,570.8      $ 1,548.9       $ 1,038.3
Europe................................................................      1,164.5          458.0           269.3
Asia Pacific..........................................................      1,144.8          415.6           176.5
Japan ................................................................        203.0           73.1            14.2
Canada................................................................         77.3           28.8            42.6
Other ................................................................        202.0           50.7            23.6
                                                                          ---------      ---------       ---------
   Total net sales....................................................    $ 6,362.4      $ 2,575.1       $ 1,564.5
                                                                          =========      =========       =========

GEOGRAPHIC AREA PROPERTY, PLANT AND EQUIPMENT (NET)

AS OF                                                                      8/31/00        9/2/99
----------------------------------------------------------------------------------------------------------------------
United States.........................................................    $ 3,229.1      $ 2,984.3
Singapore.............................................................        494.2          299.3
Italy.................................................................        431.5          461.6
Other ................................................................         16.9            3.9
                                                                          ---------      ---------
   Total property, plant and equipment, net...........................    $ 4,171.7      $ 3,749.1
                                                                          =========      =========

COMMITMENTS AND CONTINGENCIES

     As of August 31, 2000, the Company had commitments of $1.4 billion for equipment purchases and software infrastructure and $111.5 million for the construction of buildings.

     From time to time, others have asserted, and may in the future assert, that the Company's products or its processes infringe their product or process technology rights. In this regard, the Company is currently engaged in litigation with Rambus, Inc. ("Rambus") relating to certain of Rambus' patents. Lawsuits between Rambus and the Company are pending in the United States, Germany, France, the United Kingdom and Italy. The Company is unable to predict the outcome of these suits. A determination that the Company's manufacturing processes or products infringe the product or process rights of others could result in significant liability and/or require the Company to make material changes to its products and/or manufacturing processes. Any of the foregoing results could have a material adverse effect on the Company's business, results of operations or financial condition.

     The Company has a number of patent and intellectual property license agreements. Some of these license agreements require the Company to make one-time or periodic payments. The Company may need to obtain additional patent licenses or renew existing license agreements in the future. The Company is unable to predict whether these license agreements can be obtained or renewed on acceptable terms.

     The Company has accrued a liability and charged operations for the estimated costs of settlement or adjudication of asserted and unasserted claims for alleged infringement prior to the balance sheet date. The Company is currently a party to various other legal actions arising out of the normal course of business, none of which is expected to have a material effect on the Company's financial position or results of operations.

SUBSEQUENT EVENTS

DISCONTINUED PC OPERATIONS

     On May 31, 2001, MEI completed the disposition of its PC business to Gores Technology Group ("GTG"). In connection with the disposal, GTG received assets, including $76.5 million in cash, and assumed specified liabilities of the PC Operations. MEI may be required to provide additional cash to GTG if certain working capital requirements based on the net assets and liabilities transferred to GTG are not met. (See "Discontinued PC Operations" note.)

KMT ACQUISITION

     On April 30, 2001, the Company acquired Kobe Steel, Ltd.'s ("KSL") 75% interest in KMT Semiconductor, Limited ("KMT") (the "KMT Acquisition"), at which time KMT became a wholly-owned subsidiary of the Company. The KMT Acquisition was accounted for as a business combination using the purchase method of accounting. The purchase price of $31.3 million, net of $37.7 million cash acquired, which includes $25.0 million cash paid to KSL for land and KSL's equity interest in KMT, was allocated to the assets acquired and liabilities assumed based on their estimated fair value. In connection with the KMT Acquisition, the Company recorded total assets of $408.1 million, net of cash acquired, including deferred income taxes of $204.6 million and property, plant and equipment of $103.6 million, and total liabilities of $376.8 million, including debt and capital lease obligations totaling $296.4 million. The results of operations of KMT have not been included in the accompanying financial statements.

INTERLAND MERGER

     On March 23, 2001, MEI entered into a merger agreement to acquire Interland, Inc. ("Interland") in a stock-for-stock acquisition (the "Interland Merger") whereby Interland shareholders will own at closing approximately 30% of the combined company. Upon completion of the Interland Merger as proposed, MTI's ownership, approximately 59 million shares of MEI common stock would be reduced from approximately 60% to 40%. As a result, MEI's results would no longer be consolidated in the Company's financial statements. The net book value of MEI common stock is expected to exceed the fair value of the MEI common stock to be issued in the Interland Merger. Upon completion of the Interland Merger as proposed, the Company currently estimates it will recognize a loss of approximately $35 million.

     The Interland Merger has been approved by the Boards of Directors of MEI and Interland. The Interland Merger is subject to several conditions and approvals, including shareholder and regulatory approvals. MTI has agreed to vote its shares of MEI common stock in favor of the Interland Merger and the holders of approximately 38% of Interland's outstanding common stock have agreed to vote their shares in favor of the Interland Merger. The Interland Merger is expected to close in August 2001.

SPECTEK PURCHASE

     Minority interest for 2000, 1999 and 1998 includes minority shareholders' interest in the SpecTek component recovery business and Web-hosting Operation. The component recovery business was purchased from MEI on April 5, 2001, at which time it became a wholly-owned operation of MTI and, as a result, the Company will no longer record minority interest in the earnings of the component recovery business. Approximately $54.3 million, $17.7 million and $3.8 million of minority interest is attributable to the earnings of MEI's component recovery business for 2000, 1999 and 1998, respectively.

             QUARTERLY FINANCIAL AND MARKET INFORMATION (UNAUDITED)
                 (Amounts in millions except per share amounts)

                                                                1ST           2ND           3RD           4TH
                                                             ----------    ----------    ----------    ----------
2000 QUARTER
Net sales..............................................      $  1,343.7    $  1,159.1    $  1,553.8    $  2,305.8
Costs and expenses:
     Cost of goods sold................................           565.9         681.1         892.1         975.2
     Selling, general and administrative...............           103.6          93.4         112.4         129.1
     Research and development..........................            91.5         103.3         100.5         131.7
     Other operating expense (income), net.............            22.9           9.2           5.7         (47.9)
                                                             ----------    ----------    ----------    ----------
          Total costs and expenses.....................           783.9         887.0       1,110.7       1,188.1
                                                             ----------    ----------    ----------    ----------
Operating income.......................................           559.8         272.1         443.1       1,117.7
Gain on investments and subsidiary stock
   transactions, net...................................             9.4           0.3           4.4           0.1
Gain (loss) on issuance of subsidiary stock, net.......             0.2          (0.6)          1.1           0.3
Interest income........................................            23.1          26.7          30.5          32.5
Interest expense.......................................           (31.1)        (29.3)        (19.6)        (17.9)
                                                             ----------    ----------    ----------    ----------
Income before income taxes.............................           561.4         269.2         459.5       1,132.7
Income tax (provision).................................          (195.4)        (92.9)       (160.3)       (381.2)
Minority interests.....................................           (13.1)         (7.5)         (9.3)        (15.4)
                                                             ----------    ----------    ----------    ----------
Income from continuing operations .....................           352.9         168.8         289.9         736.1
Loss from discontinued PC Operations, net..............           (11.6)         (7.5)        (15.0)         (9.4)
                                                             ----------    ----------    ----------    ----------
Net income ............................................      $    341.3    $    161.3    $    274.9    $    726.7
                                                             ==========    ==========    ==========    ==========

Diluted earnings (loss) per share:
   Continuing operations...............................      $     0.62    $     0.30    $     0.50    $     1.21
   Discontinued PC Operations..........................           (0.02)        (0.01)        (0.02)        (0.02)
   Net income..........................................            0.60          0.29          0.47          1.20

                                                                1ST           2ND           3RD           4TH
                                                             ----------    ----------    ----------    ----------
1999 QUARTER
Net sales..............................................      $    440.8    $    719.0    $    593.8    $    821.5
Costs and expenses:
     Cost of goods sold................................           379.7         483.3         446.8         637.2
     Selling, general and administrative...............            52.5          70.6          73.0          80.8
     Research and development..........................            66.4          84.6          81.5          88.0
     Other operating expense, net......................             7.9          14.6          11.4          16.4
                                                             ----------    ----------    ----------    ----------
          Total costs and expenses.....................           506.5         653.1         612.7         822.4
                                                             ----------    ----------    ----------    ----------
Operating income (loss)................................           (65.7)         65.9         (18.9)         (0.9)
Loss on investments and subsidiary stock
   transactions, net...................................            (0.1)           --            --            --
Gain on issuance of subsidiary stock, net..............             1.1           0.4            --           0.6
Interest income........................................            17.4          22.8          22.1          20.5
Interest expense.......................................           (25.5)        (34.9)        (36.4)        (32.8)
                                                             ----------    ----------    ----------    ----------
Income (loss) before income taxes......................           (72.8)         54.2         (33.2)        (12.6)
Income tax benefit (provision).........................            29.0         (21.8)         12.8           5.1
Minority interests.....................................            (3.5)         (4.8)         (4.4)         (7.0)
                                                             ----------    ----------    ----------    ----------
Income (loss) from continuing operations...............           (47.3)         27.6         (24.8)        (14.5)
Income (loss) from discontinued PC Operations, net.....             1.1          (5.2)         (2.9)         (2.9)
                                                             ----------    ----------    ----------    ----------
Net income (loss) .....................................      $    (46.2)   $     22.4    $    (27.7)   $    (17.4)
                                                             ==========    ==========    ==========    ==========

Diluted earnings (loss) per share:
   Continuing operations...............................      $    (0.10)   $     0.05    $    (0.05)   $    (0.03)
   Discontinued PC Operations..........................            0.00         (0.01)        (0.01)        (0.01)
   Net income (loss)...................................           (0.09)         0.04         (0.05)        (0.03)

     As of October 2, 2000, there were 3,702 shareholders of record of MTI's common stock. The Company did not declare or pay any dividends during 2000 or 1999.

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Shareholders of Micron Technology, Inc.

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Micron Technology, Inc. and its subsidiaries at August 31, 2000 and September 2, 1999, and the results of their operations and their cash flows for each of the three years in the period ended August 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/PricewaterhouseCoopers LLP

Boise, Idaho
October 4, 2000, except the
Significant Accounting Policies -- Basis of
Presentation, Debt, Discontinued PC
Operations, Joint Ventures and Subsequent Event
Notes, which are as of July 6, 2001

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

    Exhibit No.                    Description
-------------------   -------------------------------------
       23.1           Consent of PricewaterhouseCoopers LLP

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                             MICRON TECHNOLOGY, INC.


Date:  July 10, 2001                         /s/ Wilbur G. Stover, Jr.
                                             -----------------------------------

                                             Wilbur G. Stover, Jr.
                                             Vice President of Finance and
                                             Chief Financial Officer

                                  EXHIBIT INDEX

    Exhibit No.                    Description
-------------------   -------------------------------------
       23.1           Consent of PricewaterhouseCoopers LLP